SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LifeVantage Corporation

10813 S. River Front Parkway, Suite 500

South Jordan, UT 84095

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JANUARY 10, 2012

Dear Shareholder:

You are cordially invited to attend the fiscal year 2012 Annual Meeting of Shareholders of LifeVantage Corporation, a Colorado corporation. We are pleased to announce that we are currently in the process of moving to new and larger office space in Utah, a move which we expect will be complete prior to January 10, 2012, the date of the annual meeting. The meeting will be held at our new offices, which will be located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070 on January 10, 2012 at 9:00 a.m. local time for the following purposes:

1.	To elect nine directors to hold office for a one-year term expiring at our fiscal year 2013 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for our fiscal year ending June 30, 2012.

3.	To approve an amendment to our 2010 Long Term Incentive Plan to increase the number of shares available for issuance under the plan.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed November 11, 2011 as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
South Jordan, Utah	/s/ Carrie E. McQueen
December 1, 2011	Carrie E. McQueen
Chief Financial Officer, Secretary and Treasurer

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 10, 2012: This notice, the accompanying proxy statement, and annual report to shareholders are available at http://investor.lifevantage.com/sec.cfm.

-i-

LifeVantage Corporation

10813 S. River Front Parkway, Suite 500

South Jordan, UT 84095

PROXY STATEMENT

FISCAL YEAR 2012 ANNUAL MEETING OF SHAREHOLDERS

JANUARY 10, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the board of directors of LifeVantage Corporation (sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage”) is soliciting your proxy to vote on the proposals described in this proxy statement at the fiscal year 2012 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about December 1, 2011 to all our shareholders of record as of the record date entitled to vote at the annual meeting.

Where and when is the annual meeting?

We are currently in the process of moving to new and larger office space in Utah, a move which we expect will be complete prior to January 10, 2012, the date of the annual meeting. The annual meeting will take place on January 10, 2012 at 9:00 a.m. local time at our new office space, which will be located at 9815 S. Monroe Street, Suite 100, Sandy, Utah 84070.

What am I voting on?

The following matters are scheduled to be voted on by shareholders at the annual meeting:

•	the election of nine directors to our board of directors;

•	the ratification of the selection of the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent registered accounting firm for our fiscal year ending June 30, 2012; and

•	an amendment to our 2010 Long-Term Incentive Plan to increase the number of shares available for issuance under the plan.

Who can vote at the annual meeting?

Only shareholders of record at the close of business on November 11, 2011, which date we refer to as the “record date,” will be entitled to vote at the annual meeting. As of the record date we had approximately 99,296,294 shares of common stock outstanding and entitled to vote.

Shareholders of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Co., Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

With respect to the election of directors, you may either vote “FOR” all the nominees to our board of directors or you may “WITHHOLD” your vote for all of the nominees or any nominee you specify. With respect to the other matters to be voted on, you may vote “FOR” or “AGAINST” or you may ABSTAIN from voting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote by proxy using the enclosed proxy card or in person at the annual meeting.

•	Voting Your Proxy By Mail. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.

•	Vote in Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. Each proposal (other than the election of directors) will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. Directors are elected by a plurality of the votes properly cast. Cumulative voting is not permitted. The nine nominees receiving the highest number of “FOR” votes will be elected. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are broker non-votes?

When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the New York Stock Exchange (NYSE) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the annual meeting that is considered a “routine” matter under the rules and interpretations of the NYSE.

How many votes are needed to approve each proposal?

•

Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The nine nominees receiving the highest number of FOR votes will be elected. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal.

•

The amendment to our 2010 Long-Term Incentive Plan will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal.

•

The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ended June 30, 2012 will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•

You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all nine nominees for director and “FOR” each of the other proposals discussed in this proxy statement, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by shareholders present at the meeting in person or by proxy. As of the record date we had approximately 99,296,294 shares of common stock outstanding and entitled to vote. Thus, at least 49,648,148 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.

Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on other proposals will not affect the presence of a quorum.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are shareholder proposals due for next year’s annual meeting?

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement.

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for inclusion in the proxy statement relating to our fiscal year 2013 annual meeting of shareholders, shareholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 11545 W. Bernardo Court, Suite 301, San Diego, California 92127 and must be received by us no later than August 3, 2012 and must otherwise satisfy the conditions established by the Securities and Exchange Commission (“SEC”) for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.

Shareholder Proposals for Presentation at Next Year’s Annual Meeting.

If a shareholder wishes to present a proposal, including a director nomination, at our fiscal year 2013 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 11545 W. Bernardo Court, Suite 301, San Diego, California 92127 not less than 90 days, or September 2, 2012, nor more than 120 days, or August 3, 2012, prior to the first anniversary of the date on which we first mailed our proxy materials for the fiscal year 2012 annual meeting, except that if the fiscal year 2013 annual meeting date is changed by more than 30 days from the anniversary date of the fiscal year 2012 annual meeting, such notice must be delivered not earlier than 120 days prior to the fiscal year 2013 annual meeting date and not later than the close of business on the later of the 90th day prior to the fiscal year 2013 annual meeting date or the 10th day following the day on which we first publicly announce the fiscal year 2013 annual meeting date. If a shareholder fails to give timely notice of a proposal, the shareholder will not be permitted to present the proposal to the shareholders for a vote at our fiscal year 2013 annual meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at www.investor.lifevantage.com, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.

IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED BELOW (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” EACH OTHER PROPOSAL DISCUSSED IN THIS PROXY STATEMENT. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our board of directors currently consists of the following seven individuals: Mr. David W. Brown, Dr. James D. Crapo, Mr. Mike Lu, Ms. Kay Stout Manovich, Mr. Garry Mauro, Dr. Joe M. McCord and Mr. Douglas C. Robinson. Of these individuals, only the following five will be standing for election at the fiscal year 2012 annual meeting: David Brown, Mike Lu, Garry Mauro, Joe McCord and Douglas Robinson. In addition, our board of directors has recommended that the following four new director nominees be elected at the annual meeting: Michael Beindorff, Dave Manovich, George Metzger and Elwood Spedden. Each director elected will hold office until the next annual meeting of shareholders and until their successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. We encourage nominees for directors to attend the annual meeting. All of the nominees for election as a director at last year’s annual meeting of shareholders attended last year’s annual meeting of shareholders.

If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following information is furnished with respect to each of the director nominees for election at the annual meeting:

Name	Age	Position with Company
Mr. Douglas C. Robinson	49	President & CEO and Director(1)
Mr. David W. Brown	48	President, LifeVantage Network and Director(2)
Dr. Joe M. McCord	66	Chief Science Officer and Director(3)
Mr. Mike Lu	42	Independent Director
Mr. Garry Mauro	63	Chairman, Independent Director
Mr. Michael Beindorff	59	Director Nominee
Mr. Dave Manovich	59	Director Nominee
Mr. George Metzger	64	Director Nominee
Mr. Elwood Spedden	74	Director Nominee

(1)	Prior to his appointment as our President and Chief Executive Officer, from January 2010 to March 14, 2011, Mr. Robinson served on our board of directors, a position in which he continues to serve.
(2)	Prior to his appointment as President of LifeVantage Network, from January 2008 to March 15, 2011, Mr. Brown served as our President and Chief Executive Officer.
(3)	Prior to his appointment as our Chief Science Officer effective June 20, 2011, Dr. McCord served on our board of directors since February 2006, a position in which he continues to serve.

MR. DOUGLAS C. ROBINSON Mr. Robinson was appointed as our President and Chief Executive Officer in March 2011. From 2007 to 2011 Mr. Robinson served as Chief Executive Officer of WorkWell Systems, Inc. a physical medicine and workers’ compensation solutions company. Prior to joining WorkWell Systems, from 2005 to 2007, Mr. Robinson served as SVP Healthcare Transformation for UnitedHealth Group. Prior to United, from 2002 to 2005, he led Deloitte Consulting’s newly formed consumer-driven healthcare practice. From 2001 to 2002, Mr. Robinson served as SVP, National Practice Leader for SynHrgy, an outsourced provider of integrated human resource services including Health and Welfare, Integrated Absence Management, Integrated Pension Administration, Workforce Administration and Compensation and Performance Management. From 1998 to 2001, as Director, Healthcare Consulting for PriceWaterhouseCoopers, Mr. Robinson sold and managed the first “full-replace” consumer-driven healthcare engagement from inception through installation, until his division was sold to Mellon Financial. Mr. Robinson began his career as a Senior Account Executive for Blue Cross of Washington and Alaska. Mr. Robinson holds a B.A. degree in Marketing/Public Relations and Speech

Communications from Gonzaga University, Spokane, Washington where he also continues to guest lecture on healthcare economics to the undergraduate and graduate schools. Mr. Robinson’s experience in corporate governance, oversight, operations and financial experience and leadership brings to our management team and board of directors a broad range of expertise and oversight. Mr. Robinson served as a non-employee member of our board of directors from January of 2010 to March 2011. During that time he served as chairman of the Compensation Committee, served as the financial expert on our audit committee and was a member of the Executive Committee. Since March 2011 Mr. Robinson has continued to serve as an employee member of our board of directors.

MR. DAVID W. BROWN Mr. Brown currently serves as our President of LifeVantage Network, a position he has held since March 2011. He served as our President and Chief Executive Officer from January 2008 to March 2011. Prior to joining us he most recently was the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the Global Nutrition Industry. From 2000 to 2003, Mr. Brown served as President and CEO of Metabolife International. From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. Mr. Brown began his career as a corporate attorney. He was with the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and he was with Kindel & Anderson from 1991 to 1994. Mr. Brown received his Juris Doctorate from Cornell University and Bachelors of Arts from Brigham Young University. Mr. Brown’s strong leadership and experience with the network marketing sales channel brings to our board of directors experienced perspective in our operational infrastructure and our distributor relations.

DR. JOE M. MCCORD Dr. McCord has been a member of our board of directors since February 2006. He was appointed our Chief Science Officer, effective June 20, 2011. He was also our Director of Science from April 2004 to October 2007. Dr. McCord together with Dr. Irwin Fridovich discovered superoxide dismutase, a natural antioxidant referred to as “SOD,” in 1969. For this work, Drs. McCord and Fridovich received the Elliot Cresson Medal of the Franklin Institute. Dr. McCord currently serves as Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado at Denver and Health Sciences Center (UCDHSC). Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health (ISANH). He chaired the Third International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, held at the Institut Pasteur in Paris in 2004, as well as earlier conferences in the series. Dr. McCord has published articles in a number of scientific journals, including the New England Journal of Medicine. Dr. McCord’s scientific background brings to our board of directors an experienced perspective and leadership with regard to our research and development efforts and plans.

MR. MIKE LU Mr. Lu has been a member of our board of directors since January 2010. Mr. Lu is currently an independent investor in public markets and private equity and serves as president of the Lu Foundation, which is focused on education and research. He also serves on the board of advisors for Red Rocks Capital. Mr. Lu managed the Janus Global Technology Fund from its inception in 1999 to 2006. After joining Janus Capital Corporation as an equity analyst in 1991, he served in a variety of research roles, with a focus on technology company analysis. Mr. Lu graduated magna cum laude from Yale University and is a Chartered Financial Analyst. Mr. Lu’s in-depth understanding of finance and his perspective as an investor brings to our board of directors expertise in financial modeling and analysis as well as management and oversight.

MR. GARRY MAURO Mr. Mauro has been a member of our board of directors since April 2008. Mr. Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land board of directors, the School Land board of directors, the Parks and Wildlife board of directors for Lease, the Texas Department of Corrections board of directors for Lease, the University board of directors for Lease, the Coastal Coordination

Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.

MR. ELWOOD H. SPEDDEN Mr. Spedden’s career includes more than fifty years of experience in executive management and oversight, compensation, compliance, engineering practice as well as sales and marketing on behalf of both private and public sector companies. He served as a member of the board of directors of Advanced Energy Industries from 1995 until 2010 and he also served on its audit, nominating and governance and compensation committees. From 1997 to 1999, he served as President and Chief Executive Officer of Photon Dynamics Inc., a publicly held manufacturer of flat panel display test equipment. From July 1996 to June 1997, Mr. Spedden was a vice president of KLA-Tencor Semiconductor, a publicly held manufacturer of automatic test equipment used in the fabrication of semiconductors. From 1989 to 1996, Mr. Spedden was the Vice President of Field Operations, and in 1991 took on the role of President and Chief Executive Officer of Credence Systems Corporation, a manufacturer of test equipment for the global semiconductor industry. From 1971 to 1989, he held many senior positions at Teradyne Inc., a supplier of automatic test equipment, where he developed and managed new business, and headed marketing and sales operations. From 1967 to 1971, he worked in various sales and marketing roles with Hewlett Packard. From 1959 to 1967, he worked as a developmental engineer with the Applied Physics Laboratory of the Johns Hopkins University. Mr. Spedden’s strong leadership and in-depth understanding of operations, compensation and finance brings to our board of directors expertise in management, oversight and strong leadership.

MR. MICHAEL A. BEINDORFF Mr. Beindorff brings more than thirty years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal & President of the Far Niente Group, a management consultancy focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, the world’s leading private club for luxury travel experiences, where he helped build a world class leadership team and a profitable, sustainable business. From 2002 to 2004 he served as Principal & President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President & COO and then as Chairman & Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations & Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, sales, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff’s broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.

MR. DAVE S. MANOVICH Mr. Manovich has extensive experience in finance management and oversight, executive sales and marketing operations as well as distribution management and development. He currently serves as Managing Partner of D&S Investments, a private investment entity focused on portfolio management for long term capital appreciation, a position he has held since 2006. From 2001 to 2006 Mr. Manovich was retired. From 1999 to 2001, he served as Chief Operating Officer and Senior Vice President of @Road Inc., a start-up wireless data services company. From 1998 to 1999, he served as a Partner of Union Atlantic, LC, an investment and venture capital merchant banking company. From 1997 to 1998, he served as Executive Vice President at Apple Computer where he was responsible for worldwide sales and support. From 1996 to 1997, he served as Vice President of Sales for Fujitsu P.C. where he was responsible for sales and channel development for the U.S., Canada, Central and Southern America and Caribbean markets. From 1985 to 1996, he served in various positions at Apple Computer, including as Vice President of U.S. consumer division, Director of Business Markets and Country Manager for the UK/Ireland as well as Regional & District Sales Manager in the U.S. From 1983 to 1985, he served as District Manager and franchise owner of Entre Computer. He served as Controller of the Federal Home Loan Bank of Seattle in 1983. Mr. Manovich began his career at Deloitte, Haskins & Sells, where he served as a Certified Public Accountant from 1979 to 1983. Mr. Manovich received his Bachelor of Science in Business Administration with an emphasis on Marketing and Management from the University of Montana and his Masters of Business Administration with an emphasis on Finance from the University of Montana. Mr. Manovich is the spouse of Ms. Kay Stout Manovich, who currently serves on our board of directors. Mr. Manovich’s financial and accounting capabilities as well as his sales and marketing experience brings to our board of directors experience in executive oversight, expertise in financial modeling and insight, as well as leadership in operations.

MR. GEORGE E. METZGER Mr. Metzger has more than thirty years of experience in executive compensation, human resources, benefits and labor relations as well as workforce planning. In December 2007, Mr. Metzger retired from Textron Inc., a company with international operations in multiple industries. Mr. Metzger worked in various capacities while at Textron beginning in 1985, and most recently served as Vice President of Human Resources and Benefits from 2000 until December 2007. In this role he was responsible for Textron’s networked integrated human resource delivery system, including account based healthcare plans, retirement plan redesign and reward structure. From 1976 to 1986, he worked for Rockwell International, most recently as Director Human Resources. He worked at Clark Equipment Company from 1969 to 1976, where he served as Director Labor Relations at the time of his departure. Mr. Metzger also serves on the board of directors of WorkWell Systems, Inc., a privately held physical medicine and workers’ compensation solutions company. Mr. Metzger received his Bachelor of Science in Business Administration from Trine University. Mr. Metzger’s extensive experience with executive compensation, labor relations and benefits brings to our board of directors experience in human resources oversight and workforce planning and development.

Required Vote

Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The nine nominees receiving the highest number of FOR votes will be elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending June 30, 2012 and has further directed that the selection of such firm be submitted to our shareholders for ratification.

Shareholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our shareholders as a matter of good corporate governance. If our shareholders do not vote on an advisory basis in favor of the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending June 30, 2012, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for shareholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

We expect representatives of Ehrhardt Keefe Steiner & Hottman PC to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.

Required Vote

The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ended June 30, 2012 will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF EHRHARDT, KEEFE, STEINER & HOTTMAN PC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 – AMENDMENT TO OUR

2010 LONG-TERM INCENTIVE PLAN TO INCREASE THE

NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

Our board of directors is recommending that our shareholders approve an amendment to our 2010 Long-Term Incentive Plan (“2010 LTIP”) to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 3,400,000. If the amendment is approved, the total number of shares that would be available for issuance under the 2010 LTIP would increase from 3,500,000 to 6,900,000. Our board of directors approved the amendment on September 15, 2011, subject to shareholder approval.

As of November 1, 2011, we have reserved 2,412,000 shares of our common stock for issuance upon exercise of awards granted to date under the 2010 LTIP, and there are 1,088,000 shares that are available for future awards under the plan. No shares have been issued under the 2010 LTIP as of November 1, 2011.

As of November 1, 2011, the fair market value per share of our common stock as determined by the closing price per share of our common stock quoted on the Over-the-Counter Bulletin Board was $1.45.

Our board of directors encourages shareholders to consider the following in voting to approve the increase in the number of shares available for issuance under the 2010 LTIP. The following points summarize why our board of directors strongly believes the increase in the number of shares available for issuance under the 2010 LTIP is essential for our future success:

•

Achieving superior long-term results always has been a primary objective for our company and therefore it is essential that employees think and act like owners. Stock ownership helps enhance the alignment of the long-term economic interests of shareholders and employees. Accordingly, historically, we have issued equity awards as a long term incentive to attract, motivate and retain employees, consultants and directors. The current number of shares that remain available for grant under our 2010 LTIP is limited and we believe the number of shares is only enough shares for us to grant equity compensation through June 30, 2012. The proposed amendment is intended to provide us with a sufficient number of shares to satisfy our expected equity grant requirements through June 30, 2013, based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant awards. We consider a two-year pool of shares to be important from a compensation planning perspective. If the proposed amendment to the 2010 LTIP is not approved by shareholders, we will essentially have no ability to grant equity compensation awards to valued employees, consultants and directors after June 30, 2012.

•

Our employees are our most valuable asset. Our ability to grant equity compensation awards is vital (i) to attract and keep intact a talented management team and (ii) to attract and retain other talented and experienced individuals as we compete for qualified and talented employees. If the proposed amendment is not approved by shareholders, we would be at a competitive disadvantage in each of these areas and would need to resort to providing short term incentive or direct immediate compensation to prevent a loss of management and other employees and to continue to attract high caliber executives and employees for our future needs.

•

A balanced approach to executive compensation, using a mix of salaries, performance-based bonus incentives and long term equity incentives, helps facilitate management decisions that favor longer term stability, profitability and strength over transitory short-term results.

•

The additional 3,400,000 shares of common stock that would become available for grant under the 2010 LTIP represent approximately only 3.4% of the number of shares of our common stock that are currently outstanding. The proposed increase in the number of shares that would become available for grant is the only material change to the 2010 LTIP.

•	The complete text of the 2010 LTIP, as proposed to be amended, is attached as Annex A to this proxy statement. Shareholders are urged to review it together with the following information, which is qualified in its entirety by reference to the complete text of the 2010 LTIP. If there is any inconsistency between the description of the 2010 LTIP included in this proxy statement and the terms of the 2010 LTIP, or if the description of the 2010 LTIP included in this proxy statement is inaccurate in any respect, the terms of the 2010 LTIP shall govern.

Summary of the 2010 LTIP

Our board of directors adopted the 2010 Long-Term Incentive Plan (“2010 LTIP”) in September 2010. The 2010 LTIP was approved by our shareholders in November 2010. The 2010 LTIP replaced our 2007 Long-Term Incentive Plan for all equity-based awards to the named executive officers and other employees. Unless terminated earlier, the 2010 LTIP will terminate on September 26, 2020.

The 2010 LTIP is administered by the compensation committee of our board of directors, which has the authority, among other things, to:

•	determine eligibility to receive awards;

•	determine the types and number of shares of stock subject to awards;

•	determine the price and terms of awards and the acceleration or waiver of any vesting;

•	determine performance goals or forfeiture restrictions and other terms and conditions; and

•	construe and interpret the terms of the plan, award agreements and other related documents.

Any of our employees, directors, non-employee directors and consultants, as determined by the compensation committee, may be selected to participate in the 2010 LTIP. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed agreement between us and the grantee:

•	stock options (which may be incentive or nonstatutory stock options);

•	stock appreciation rights;

•	restricted stock awards;

•	stock units; or

•	cash awards.

Stock options and stock appreciation rights may not be granted at per share exercise price below the fair market value of our company common stock on the date of grant. Stock options and stock appreciation rights may not be repriced without shareholder approval.

To the extent that an award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (“Code”), then the maximum number of shares of common stock issuable in the form of each type of award under the 2010 LTIP to any one participant during a fiscal year shall not exceed 1,250,000 shares, in each case with such limit increased to 2,500,000 shares for grants occurring in a participant’s year of hire or the first year in which the employee’s compensation becomes subject to the Code section 162(m) deduction limitations. Additionally, no participant can receive a cash award in excess of $1 million in any fiscal year.

The 2010 LTIP provides, upon authorization from our board of directors, that our non-employee directors will have the ability to receive restricted stock grants or stock units under the 2010 LTIP in lieu of any annual cash retainer which is otherwise provided to them under our non-employee directors’ compensation program. Our board of directors has authorized the foregoing.

Under the 2010 LTIP, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2010 LTIP in accordance with our policies and/or applicable law. In addition, a participant in the 2010 LTIP may be required to repay us certain previously paid compensation, whether provided under the 2010 LTIP or an award agreement under the 2010 LTIP, in accordance with any recoupment policy of our Company.

Our board of directors may terminate, amend or modify the 2010 LTIP at any time; however, shareholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulations or stock exchange rules.

Description of the 2010 LTIP

Background and Purpose of the 2010 LTIP. The purpose of the 2010 LTIP is to help promote the long-term success of our company and the creation of shareholder value by:

•	attracting and retaining the services of employees and certain key service providers,

•	motivating such employees, through the award of equity and performance-based compensation grants, to achieve long-term performance goals,

•	providing equity compensation awards that are competitive with similar companies, and

•

further aligning participants’ interests with shareholders through compensation that is based upon the performance of our common stock which can thereby promote the long-term financial interest of our company and enhance of long-term shareholder return.

The 2010 LTIP permits the grant of the following types of equity-based incentive awards: (i) stock options (which can be either incentive stock options or nonstatutory stock options), (ii) stock appreciation rights, (iii) restricted stock, and (iv) stock units. In addition, cash-based performance awards can also be granted under the 2010 LTIP.

Eligibility to Receive Awards. Our employees, directors and consultants are eligible to receive awards under the 2010 LTIP. The 2010 LTIP Committee determines, in its discretion, the persons who will be granted awards under the 2010 LTIP. As of November 1, 2011, we had approximately 76 full time employees, including five officers and four non-employee directors who are eligible to participate in the 2010 LTIP. We outsource our manufacturing and distribution operations to minimize the number of our employees.

Shares Subject to the 2010 LTIP. Currently, the maximum number of shares of common stock that can be issued under the 2010 LTIP is 3,500,000. If the amendment described in this proposal is approved, the total number of shares that can be issued would increase from 3,500,000 to 6,900,000. The shares underlying forfeited or terminated awards will become available again for issuance under the 2010 LTIP and shares that are utilized to pay an award’s exercise price or tax withholding obligations will not count against the maximum number of shares that may be issued.

Administration of the 2010 LTIP. Our board of directors has determined that its compensation committee will administer the 2010 LTIP in its capacity as the 2010 LTIP Committee. Subject to the terms of the 2010 LTIP, the 2010 LTIP Committee has the sole discretion, among other things, to:

•	select the individuals who will receive awards,

•	determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2010 LTIP or any award agreement,

•	accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, and

•	interpret the provisions of the 2010 LTIP and outstanding awards.

The 2010 LTIP Committee may also use the 2010 LTIP to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that we may implement on the recoupment of compensation (referred to as a clawback policy). We will indemnify the members of our board of directors, the 2010 LTIP Committee and their delegates to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2010 LTIP.

Types of Awards

Awards issued under the 2010 LTIP will be evidenced by a written agreement entered into between our company and the participant. Such agreements will recite the specific terms and conditions of the award.

Stock Options. A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 LTIP Committee will determine the number of shares covered by each stock option and the exercise price per share of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option. The compensation committee may not subsequently reduce the exercise price of an option without shareholder approval.

Stock options granted under the 2010 LTIP may be either incentive stock options, or “ISOs,” or nonstatutory stock options, or “NSOs.” As required by the Code and applicable regulations, ISOs are subject to various limitations. For example, the per share exercise price for any ISO granted to any employee owning more than 10% of common stock may not be less than 110% of the fair market value of a share of our common stock on the date of grant and the ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 LTIP, as proposed to be amended, would provide that no more than 6,900,000 shares may be issued pursuant to the exercise of ISOs.

A stock option granted under the 2010 LTIP generally cannot be exercised until it becomes vested. The 2010 LTIP Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term life for stock options granted under the 2010 LTIP may not exceed 10 years from the date of grant.

The exercise price of each stock option granted under the 2010 LTIP must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or through another method approved by the 2010 LTIP Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.

Stock Appreciation Rights. A stock appreciation right, or “SAR,” is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares of common stock on the date of the SAR’s exercise over the fair market value of the shares of common stock covered by the exercised portion of the SAR on the date of grant. The 2010 LTIP Committee determines the terms of SARs including the exercise price (provided that such per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting and the term of the SAR. The maximum term life for SARs granted under the 2010 LTIP may not exceed 10 years from the date of grant. The 2010 LTIP Committee may determine that a SAR will only be exercisable if our company satisfies performance goals established by the 2010 LTIP Committee. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 LTIP Committee may determine.

Restricted Stock. Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 LTIP Committee. The 2010 LTIP Committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the 2010 LTIP Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the 2010 LTIP Committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the 2010 LTIP Committee.

Stock Units. Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2010 LTIP Committee will determine all of the terms and conditions of an award of stock units, including the vesting period. Upon each vesting date of a stock unit, the holder thereof will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The 2010 LTIP Committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the 2010 LTIP Committee. Payment for vested stock units may be in shares of common stock or in cash, or any combination thereof, as the 2010 LTIP Committee may determine. Settlement of stock units will generally occur within 30 days of vesting unless the participant has timely elected to defer such compensation.

Cash Awards. We may also award cash-based performance bonus opportunities to participants under the 2010 LTIP. Such cash awards will be (i) payable only in cash, (ii) paid based on achievement of performance goal(s) applying the performance criteria specified below and (iii) intended to qualify as performance-based compensation under Code Section 162(m).

Non-Employee Director Fees. Upon the affirmative determination of our board of directors to authorize such a provision, a non-employee director may elect to receive from 50% to all of his or her annual retainer payments in the form of restricted stock or stock units granted under the 2010 LTIP. The terms and conditions of such an arrangement will be determined by our board of directors. Our board of directors has authorized the foregoing.

Performance Goals and Annual Grant Limits. The 2010 LTIP specifies performance goals that the 2010 LTIP Committee may include in awards that are intended to qualify as performance-based compensation under Code Section 162(m). These performance goal criteria shall be limited to one or more of the following target objectives:

• operating income	• earnings before interest, taxes, depreciation and amortization, or EBITDA	• earnings

• cash flow	• market share	• sales or revenue

• expenses	• cost of goods sold	• profit/loss or profit margin

• working capital	• return on equity or assets or investment	• earnings per share

• economic value added, or EVA	• stock price including without limitation total shareholder return	• price/earnings ratio

• debt or debt-to-equity	• accounts receivable	• writeoffs

• cash	• assets	• liquidity

• operations	• research or related milestones	• business development

• intellectual property (e.g., patents)	• product development	• regulatory activity

• information technology	• financings	• product quality control

• management	• human resources	• corporate governance

• compliance program	• legal matters	• internal controls

• policies and procedures	• accounting and reporting	• strategic alliances, licensing and partnering

• site, plant or building development	• corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures	• customer satisfaction

• capital expenditures	• company advancement milestones

If the 2010 LTIP is approved by our shareholders, then each of the above performance criteria would be approved for use, in our discretion, in awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the foregoing performance conditions in awards of restricted stock and stock units or in cash-based awards to Covered Employees (as defined below in the section entitled “Certain Federal Income Tax Information”) can permit these awards to qualify as performance-based compensation. Certain other awards, such as stock options, may qualify as performance-based compensation under Code Section 162(m) without the inclusion of any of the above performance criteria.

Approval of the material terms of the 2010 LTIP (which consists of participant eligibility, the foregoing specified performance condition criteria and the numerical limitations on the magnitude of grants or on the value of cash-based awards) by shareholders is necessary for grants to Covered Employees to qualify for the performance-based compensation exception to the income tax deduction limitations of Code Section 162(m).

Qualified performance-based compensation approved by shareholders is not subject to the Code Section 162(m) deduction limit. By seeking approval of the amendment to the 2010 LTIP described in this proposal, our board of directors also intends to prevent Code Section 162(m) from limiting the deductibility of awards granted under the 2010 LTIP to Covered Employees. In this regard, the 2010 LTIP imposes the following annual per person grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m).

Limit Per Fiscal Year
Equity Awards	1,250,000 shares
Cash Awards	$1,000,000

The above share grant limit is increased to 2,500,000 shares for equity awards that are granted in the fiscal year that the Covered Employee commences employment or when a participant first becomes a Covered Employee.

However, it is impossible to be certain that all awards granted under the 2010 LTIP or any other compensation paid by the Company to Covered Employees will be tax deductible. Further, the 2010 LTIP does not preclude the Compensation Committee from making other compensation payments outside of the 2010 LTIP to Covered Employees even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the discussion under the heading “Certain Federal Income Tax Information—Internal Revenue Code Section 162(m) Limits” below for further information on Code Section 162(m).

Limited Transferability of Awards. Awards granted under the 2010 LTIP generally are not transferrable other than upon death, or pursuant to a court-approved domestic relations order. However, the 2010 LTIP Committee may in its discretion permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.

Termination of Employment, Death or Disability. The 2010 LTIP Committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death or disability, and the status of the award as vested or unvested.

Adjustments Upon Changes in Capitalization. In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2010 LTIP and subject to each award, along with any exercise prices, as well as the number and class of shares available for issuance under the 2010 LTIP, shall each be equitably and proportionately adjusted by the 2010 LTIP Committee.

Corporate Transaction. In the event that our company is a party to a merger or other reorganization, outstanding 2010 LTIP awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards if our company is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without consent of the participant. Neither our board of directors nor the 2010 LTIP Committee must adopt the same rules for each award or participant. The 2010 LTIP Committee will decide the effect of a change in control of our company on outstanding awards. The 2010 LTIP Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time.

Term of the 2010 LTIP. The 2010 LTIP will continue in effect until September 26, 2020 or until earlier terminated by our board of directors.

Governing Law. The 2010 LTIP will be governed by the laws of the State of Colorado (which is the state of our company’s incorporation) except for conflict of law provisions.

Amendment and Termination of the 2010 LTIP. Our board of directors generally may amend or terminate the 2010 LTIP at any time and for any reason, except that our board of directors must obtain shareholder approval of material amendments, including any addition of shares, or any repricing or as may be required by applicable stock exchange rules.

Certain Federal Income Tax Information

The following is a general summary, as of October 31, 2011, of the federal income tax consequences to the Company and to U.S. participants for awards granted under the 2010 LTIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. The Company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2010 LTIP.

Incentive Stock Options. For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares have been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Nonstatutory Stock Options. A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short or long term capital gain or loss depending on whether the shares had been held by the participant for more than one year.

Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be short or long term capital gain or loss depending on whether the shares had been held by the participant for one year or more.

Restricted Stock. A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to a Code Section 83(b) election. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.

Stock Units. No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.

Income Tax Effects for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2010 LTIP in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO).

Internal Revenue Code Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one fiscal year with respect to the Company’s principal executive officer and each of the other three most highly compensated executive officers (other than the principal financial officer) (“Covered Employees”).

The 2010 LTIP is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our board of directors and its compensation committee has not adopted a policy that all compensation must be tax deductible.

Internal Revenue Code Section 409A. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A of the Code are broad and may apply to certain awards available under the 2010 LTIP (such as stock units). The intent is for the 2010 LTIP, including any awards available thereunder, to comply with the requirements of section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.

New Plan Benefits

All awards under the 2010 LTIP will be granted at the 2010 LTIP Committee’s discretion, subject to the limitations contained in the 2010 LTIP. Therefore, future benefits and amounts that will be received or allocated under the 2010 LTIP are not presently determinable.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides certain information as of June 30, 2011 with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,498,160	$0.64	1,207,269

Our board of directors approved an increase to the shares reserved for issuance under our 2007 Long-Term Incentive Plan (“2007 LTIP”) from 6,000,000 shares to 10,000,000 shares and this increase was approved by our shareholders at our 2009 annual meeting of shareholders. As of June 2010, we had issued 1,160,000 shares of restricted stock to distributors under our 2007 LTIP. As discussed above, we adopted and our shareholders approved our 2010 LTIP at our 2010 annual meeting of shareholders. A maximum of 3,500,000 shares of our common stock can currently be issued under the 2010 LTIP in connection with the grant of awards, which will increase to 6,900,000 shares if this proposal is approved by our shareholders. We do not maintain any equity compensation plans not approved by our stockholders.

Required Vote

The proposed amendment to the 2010 LTIP discussed above will be approved by our shareholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. In the event that shareholder approval is not obtained, we may not issue more than 3,500,000 shares of our common stock under the 2010 LTIP.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE FOR THE AMENDMENT TO THE 2010 LTIP TO INCREASE THE

NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN.

CORPORATE GOVERNANCE

Director Independence

Even though we are not a listed issuer and our shares are not traded on an exchange, in order to determine whether the members of our board of directors are independent, SEC rules require that we use the definition of “independence” of a national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market) or national securities association when making this determination. In determining the independence of the members of our board of directors, our board of directors elected to use the definition of independence contained in Nasdaq Stock Market (“Nasdaq”) listing requirements. As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consulted with our company’s legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our company’s independent registered public accounting firm, our board of directors affirmatively has determined that Dr. Crapo, Mr. Mauro, Mr. Lu and Ms. Stout Manovich are independent directors within the meaning of the applicable Nasdaq listing standards. In determining the independence of Ms. Stout Manovich, our board of directors took into consideration a consulting services arrangement between Ms. Stout Manovich and our company pursuant to which we paid Ms. Stout Manovich $30,546 in the fiscal year ended June 30, 2011. After considering the foregoing relationship and arrangements with Ms. Stout Manovich, our board of directors determined that such relationship would not interfere with her ability to exercise independent judgment in carrying out the responsibilities of a director.

Mr. Doutré Jones, who served as a member of our board of directors until February 7, 2011, was also determined to be an independent director within the meaning of the applicable Nasdaq listing standards.

Mr. Robinson, our President and Chief Executive Officer, Mr. Brown, our President of LifeVantage Network, and Dr. McCord, our Chief Science Officer, are not independent directors.

Board Leadership Structure and Role in Risk Oversight

The leadership structure of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since April 2010. We believe having an independent chair of our board of directors with extensive experience in both private and public sector entities at the local, state and national levels has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors as a whole. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.

Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors as a whole directly oversees our strategic and business risk, including product development risk, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board’s leadership structure supports its role in risk oversight, with our President and Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.

Meetings of our Board of Directors and Committees

During the last fiscal year, our board of directors held 11 meetings. Each of the directors who currently serve on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he or she has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he or she served (held during the periods that he or she served).

Committees of our Board of Directors

Our board of directors has (1) an audit committee, (2) a nominating, governance and compensation committee, and (3) a strategic planning committee.

Audit Committee

The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Dr. James Crapo, Mr. Garry Mauro and Mr. Mike Lu, with Dr. Crapo serving as chairman. Our board of directors has determined that all three members of the audit committee qualify as “independent.” Our board of directors has also determined that Mr. Lu qualifies as an “audit committee financial expert,” as that term is defined as defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Lu’s level of knowledge and experience based on a number of factors, including his formal education and his experience reviewing and analyzing company financial statements as a global investment fund manager, equity analyst and an investor. The audit committee met five times during our last fiscal year.

The audit committee operates under a written charter adopted by our board of directors that is available on our website at www.investor.lifevantage.com. Our website does not constitute part of this proxy statement.

The audit committee was established to:

(a)	assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;

(b)	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;

(c)	evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;

(d)	determine and approve the engagement of our independent registered public accounting firm;

(e)	determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

(f)	review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

(g)	monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;

(h)	confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

(i)	review and approve all related-party transactions;

(j)	establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

(k)	to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.

Nominating, Governance and Compensation Committee

In February 2011, our board of directors combined our nominating and corporate governance committee and our compensation committee into a single nominating, governance and compensation committee. The current members of the nominating, governance and compensation committee are Mr. Mike Lu, Dr. James Crapo, Mr. Garry Mauro and Ms. Kay Stout Manovich, with Mr. Lu serving as chairman. During fiscal year 2012, in connection with the expected election at the annual meeting of the four new director nominees as described herein, we expect that our board of directors will separate this combined committee into two distinct committees, which will be a compensation committee and a nominating and corporate governance committee. As long as our common stock remains publicly traded, each member of the nominating, governance and compensation committee (or, following separation, each member of the two distinct committees) will (1) qualify as an “independent” director as defined under applicable NASDAQ rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year and prior to the combination of the two committees, the compensation committee met twice and the nominating and corporate governance committee did not meet. After the combination of the two committees, the combined nominating, governance and compensation committee met once during our last fiscal year.

The nominating, governance and compensation committee operates under two written charters. With respect to the duties the combined nominating, governance and compensation committee fulfills relating to compensation matters, this committee operates under the compensation committee charter and with respect to duties this committee fulfills relating to nominating and corporate governance matters, it operates under the nominating and corporate governance committee charter. Each of these charters has been approved by our board of directors and is available on our website at www.investor.lifevantage.com. Our website does not constitute part of this report.

The purpose of the nominating, governance and compensation committee is to (1) review and approve our overall compensation strategy and policies, (2) identify individuals qualified to serve as members of our board of directors, (3) recommend nominees for election to our board of directors, (4) evaluate the performance of our board of directors, (5) develop and recommend corporate governance guidelines to our board of directors, and (6) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct.

The nominating, governance and compensation committee has the following authority and responsibilities:

(a)	To assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans.

(b)	To review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer’s performance in light of these established goals and objectives and based upon these evaluations sets our Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate the compensation of the Chief Executive Officer.

(c)	To review, approve and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers. The committee evaluates the performance of our executive officers and reviews, approves and recommends to our board of directors the annual compensation, including salary, bonus, incentive and equity compensation, for such executive officers, which is based on a proposal for such amounts submitted to the committee by our Chief Executive Officer.

(d)	The committee provides oversight of management’s decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel.

(e)	To review and approve on an annual basis management’s recommendations for the salary range of non-officer employees by pay grade, percent merit increases and bonus pools.

(f)	To review our incentive compensation and other stock-based plans and recommend changes in such plans to our board of directors as needed. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans.

(g)	To select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors.

(h)	Except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors).

(i)	To review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Code, and other applicable laws, rules and regulations.

(j)	To review and approve non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits.

(k)	To review and recommend to our board of directors the compensation of independent directors, including incentive and equity based compensation.

(l)	To perform any other activities consistent with its charter, our certificate of incorporation and by-laws, applicable NASDAQ rules and any other applicable law, as the committee or our board of directors deems appropriate.

(m)

To identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by shareholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee’s qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors.

(n)	To identify and recommend for our board of directors’ selection nominees for election as directors at the meeting of shareholders at which directors are to be elected.

(o)	To recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees.

(p)	To cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors.

(q)	To cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors.

(r)	To oversee an annual evaluation of the performance of the committee and our board of directors, including individual members of our board of directors, and discuss the evaluation with the full board of directors.

(s)	To provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee.

(t)	At least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors.

(u)	To make recommendations to our board of directors regarding issues of management succession.

Other Committees

In addition to the committees described above, our board of directors also has formed a strategic planning committee.

The current members of the strategic planning committee are Ms. Stout Manovich, Dr. McCord, Mr. Robinson and Mr. Brown, with Ms. Stout Manovich serving as chairperson. This committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.

Director Nominations

Criteria for Board Membership

In selecting candidates for appointment or election to our board of directors, the nominating, governance and compensation committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ rules and that at least one of member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our company’s business environment, willingness to devote adequate time to board duties, the interplay of the nominee’s experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating, governance and compensation committee may also consider such other factors as it may deem are in the best interests of our company and our shareholders.

The nominating, governance and compensation committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective within the health and wellness industry into account in identifying and selecting director nominees.

Shareholder Recommendations

The nominating, governance and compensation committee will consider qualified candidates for director suggested by shareholders by applying the criteria for board membership described above. If a shareholder submits a director recommendation, the nominating, governance and compensation committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating, governance and compensation committee will follow the evaluation process described below. If the nominating, governance and compensation committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after the following the evaluation process described below, it will recommend to our board of directors such person’s nomination.

Separately, our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to our board of directors at our annual meeting of shareholders. Such nominations may be made only if the shareholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such shareholder and such beneficial owner. To be timely, the notice given by a shareholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.

Process for Identifying and Evaluating Nominees

Each year before recommending to the board a slate of nominees for director, the nominating, governance and compensation committee will consider each incumbent director’s performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating, governance and compensation committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating, governance and compensation committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual shareholder meetings and our board of directors determines to fill such vacancy, the nominating, governance and compensation committee will identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. The nominating, governance and compensation committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating, governance and compensation committee deems appropriate, a third-party search firm. The nominating, governance and compensation committee will evaluate each potential nominee’s qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating, governance and compensation committee. Following this process, the nominating, governance and compensation committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the shareholders or be appointed to fill a vacancy on our board of directors, as the case may be. Historically, our board of directors nominates for election at our annual shareholder meetings the individuals recommended by the nominating, governance and compensation committee.

Shareholder Communications With the Board of Directors

Shareholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@Lifevantage.com or writing to our board of directors, LifeVantage Corporation, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position with Company
Mr. Douglas C. Robinson	49	President and Chief Executive Officer and Director(1)
Mr. David W. Brown	48	President, LifeVantage Network and Director(2)
Dr. Joe M. McCord	66	Chief Science Officer and Director(3)
Ms. Carrie. E. McQueen	41	Chief Financial Officer, Secretary and Treasurer
Mr. Kirby L. Zenger	57	Chief Operating Officer

(1)	Prior to his appointment as President and Chief Executive Officer, from January 2010 to March 14, 2011, Mr. Robinson served on our board of directors, a position in which he continues to serve.
(2)	Prior to his appointment as President of LifeVantage Network, from January 2008 to March 15, 2011, Mr. Brown served as our President and Chief Executive Officer.
(3)	Prior to his appointment as our Chief Science Officer effective June 20, 2011, Dr. McCord served on our board of directors since February 2006, a position in which he continues to serve.

Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers, except that current director Kay Stout Manovich is married to director nominee, Dave Manovich.

Set forth below is a description of the background of Ms. McQueen and Mr. Zenger. For a description of the background of each of Messrs. Robinson and Brown and Dr. McCord, please see “PROPOSAL 1 – ELECTION OF DIRECTORS,” above.

MS. CARRIE E. MCQUEEN Ms. McQueen was appointed as our Chief Financial Officer in June 2009, and as our Secretary and Treasurer in July 2009. From July 2007 through June 2008, Ms. McQueen served as an interim Chief Financial Officer for two privately-held companies: QThink, an IC engineering services company, and Genelux, a development-stage biotechnology company. From November 2004 through November 2006, Ms. McQueen served as Chief Financial Officer, Secretary, Treasurer and Vice President of ADVENTRX Pharmaceuticals, Inc. (NYSE Amex:ANX), a publicly traded clinical-stage biotechnology company. From December 2003 to December 2004, Ms. McQueen served in a consulting capacity as Chief Financial Officer of Singlefin, Inc., an email/internet security software company and as Chief Financial Officer of SofLinx, Inc., a wireless sensor network and software company. From December 2002 to June 2004, Ms. McQueen served as Vice President of Finance of V-Enable, Inc., a software company specializing in multimodal software for wireless devices. From December 1996 to May 2000, Ms. McQueen served first as Director of Finance and Human Resources, and then as Vice President, Finance and Administration, of Websense Inc. (Nasdaq:WBSN), a publicly traded company that provides software products that analyze, report and manage computing resource use by employees. Ms. McQueen received her B.A. in Political Science from University of California, San Diego, her MBA from San Diego State University and a Certified Management Accountant designation from the IMA.

MR. KIRBY L. ZENGER Mr. Zenger was appointed as our Executive Vice President-General Manager in February 2009 and was appointed as our Chief Operating Officer in June 2009. Before joining our company, he was EVP / General Manger for Zrii LLC, an international network marketing company founded in 2007. He was integral in the architecture and strategic development of the Zrii business plan. At Zrii, he managed the daily operations of the company. In 2006, he served as Vice President of Global Sales for Young Living Essential Oils, a network marketing company. From 2004 to 2006, Mr. Zenger was General Manager of North America for Synergy Worldwide, a subsidiary of Nature’s Sunshine, a direct selling company. From 1998 to 2003, he served as a Client Partner and Director of Technology Sales of Franklin Covey. Mr. Zenger studied advertising and business management at the University of Utah and LDS Business College with additional accreditation in leadership development and strategic planning.

COMPENSATION MATTERS

Compensation Program Objectives

Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value. We actively seek to foster a pay-for-performance environment that aligns the interests of our executive officers with the creation of shareholder value. To this end, our compensation program is strongly linked to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values and that will contribute to our long-term success.

Compensation Program Components and Procedures

The nominating, governance and compensation committee (“compensation committee”) of our board of directors is responsible for overseeing our compensation policies, plans and programs, and reviewing and either determining or recommending to the full board of directors the salary, bonuses, equity incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers. The compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.

Compensation Elements

Our executive compensation program generally consists of the following components: base salary, discretionary performance-based bonuses, long-term equity incentives and other elements including severance benefits for certain executive officers. The compensation committee does not have any specific targets for the percentage of compensation represented by each component. As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits for our named executive officers on a basis that is different from other eligible employees.

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate executives for services rendered during the fiscal year, and to ensure that we remain competitive in attracting and retaining executive talent. Base salaries are generally set within a range of salaries paid to industry peers with comparable qualifications, experience, responsibilities and performance at similar companies.

For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive’s qualifications and experience, the competitive recruiting environment for his or her services, the executive’s anticipated role and responsibilities with our Company, the executive’s past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other nutraceutical companies of similar sizes and stages of development.

For continuing executives, the compensation committee reviews base salaries annually as part of our Company’s performance review and appraisal process. Base salary increases, if any, are based primarily on each executive’s job performance for the prior year, as well as a review of competitive market data, the executive’s compensation relative to other executive officers, the importance of the executive’s continued service with us and our Company’s financial condition.

Bonuses

For fiscal year 2011, effective as of July 1, 2010, we adopted an Annual Incentive Plan (“FY11 AIP”) to provide cash incentive bonuses to our executive officers and employees based on achievement of specified performance goals. Under the FY11 AIP, awards were comprised of a corporate component and an individual component. Under the terms of the incentive plan, an eligible executive officer could receive bonuses if our Company achieved certain corporate goals and the officer met certain personal goals. The relative weights assigned to the corporate goals and personal goals was 60% and 40%, respectively. The corporate goals related to our fiscal year 2011 revenue and our earnings before interest, taxes, depreciation and amortization, or EBITDA. The amount of bonus payable with respect to the achievement of corporate goals and personal goals could vary depending upon the percentage of the respective goals that are achieved. Participants who were not employed for the entire fiscal year could be eligible for pro-rated awards. In determining whether a named executive officer should be awarded a discretionary bonus, our compensation committee conducted a performance appraisal for each executive officer for the fiscal year, evaluated such executive’s performance during the fiscal year and evaluated our corporate performance during the fiscal year. Following such appraisal and evaluation, and taking into account our Company’s financial condition, the compensation committee determined the amount of any bonus for a named executive officer that it would recommend to the board of directors. The board of directors then had the authority to determine the actual amount of any bonus that would be paid. Payment of any earned bonus must occur by October 15, 2011 and the participant must generally remain employed with the Company through the date of payment in order to receive such bonus payment.

For fiscal year 2012, effective as of July 1, 2011, we adopted an Annual Incentive Plan (“FY12 AIP”) to provide cash incentive bonuses to our executive officers and employees based on achievement of specified performance goals. The FY12 AIP is very similar to the FY11 AIP except that the relative weights assigned to the corporate goals and personal goals are 70% and 30%, respectively.

Long-Term Equity Incentives

Long-term equity incentives generally represent the largest at-risk component of our executive and employee compensation program. Our long-term equity incentives are designed to align the interests of our executive officers and employees with those of our shareholders by creating an incentive for our executive officers and employees to maximize long-term shareholder value. Historically, we have granted stock options to newly-hired executive officers and employees when they commence employment with us.

The compensation committee approves all equity grants to our named executive officers. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly-hired executive’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a predetermined future date. The compensation committee has not granted, nor does it intend to grant, equity compensation awards to executive officers or employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative clinical trial result. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

The compensation committee determines the number of stock options to award to a newly-hired executive officer using the same factors described above that are considered in determining the base salaries of newly-hired executive officers.

Employment Agreements

Douglas C. Robinson

On March 11, 2011, we entered into an employment agreement, which became effective on March 15, 2011, with Douglas C. Robinson, pursuant to which Mr. Robinson was hired as our President and Chief Executive Officer. The employment agreement will terminate no later than June 30, 2014. Prior to his commencement of employment, Mr. Robinson had previously been serving on our board of directors as a non-employee director. Mr. Robinson has continued to serve on our board of directors after his hire.

Base Salary. Mr. Robinson’s base salary initially was $325,000 per year for his service as President and Chief Executive Officer, which was subject to increase to $350,000 per year if, for each calendar month in a consecutive three month period, the Company’s EBITDA exceeds the product of ten percent multiplied by the Company’s total revenues for each such month. Based on a determination by our board of directors that this performance objective had been achieved, Mr. Robinson’s base salary was increased to $350,000 in August 2011.

Stock Options. The employment agreement provides that the Company would grant Mr. Robinson a stock option to purchase up to 1,610,000 shares of our common stock pursuant to our 2010 Long-Term Incentive Plan. This option is an incentive stock option to the maximum extent permitted by applicable tax laws. The option vests only to the extent that Mr. Robinson continuously provides service to our Company through the applicable vesting date and is subject to the following vesting dates and exercise prices:

Shares Subject to Option	Per Share Exercise Price	Vesting Date
110,000	$0.75	Grant Date
500,000	$0.75	June 30, 2012
500,000	$1.20	June 30, 2013
500,000	$1.75	June 30, 2014

Bonus and Benefits. Commencing during fiscal year 2012, Mr. Robinson will be eligible for annual cash performance bonuses of up to 75% percent of Mr. Robinson’s base salary based on performance objectives that will be determined by our board of directors with input from Mr. Robinson. Mr. Robinson will also be eligible to receive the following transition bonus payments: $101,250 on March 15, 2011; $67,500 on July 31, 2011; $33,750 on September 30, 2011; $33,750 on March 30, 2012; and $33,750 on October 1, 2012; provided that Mr. Robinson is continuously employed by our Company through the applicable payment date. Mr. Robinson is also eligible to participate in Company benefits programs.

Severance. If Mr. Robinson’s employment is terminated without cause or if Mr. Robinson resigns for good reason, Mr. Robinson will be eligible to receive severance equal to Mr. Robinson’s then annual base salary. The severance would be paid in monthly installments over the year following the termination date. Mr. Robinson must provide a release of all claims against the Company and its affiliates and remain in compliance with all restrictive covenants specified in the employment and separation agreements as a condition to receiving the severance. The employment agreement also provides for a reduction in payments to the extent necessary to avoid the imposition of golden parachute excise taxes.

For purposes of Mr. Robinson’s employment agreement, “Cause” is the result of the occurrence of one or more of the following that occur with respect to Mr. Robinson:

(i)	conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate);

(ii)	willful refusal to perform in any material respect the duties and responsibilities for the Company or a Company affiliate or failure to comply in any material respect with the terms of the employment agreement and the confidentiality agreement and the polices and procedures of the Company or a Company affiliate at which Mr. Robinson serves as an officer and/or director if such refusal or failure causes or reasonably expects to cause injury to the Company or a Company affiliate;

(iii)	fraud or other illegal conduct in the performance of duties for the Company or a Company affiliate;

(iv)	material breach of any material term of the employment agreement; or

(v)	any conduct which is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.

Prior to any termination for Cause, Mr. Robinson will be provided with written notice from the Company describing the conduct forming the basis for the alleged Cause and to the extent curable as determined by the board of directors in its sole discretion, an opportunity of 15 days to cure such conduct before the Company may terminate employment for Cause. If the board of directors determines that the Cause event is curable, Mr. Robinson may during this 15 day period present his case to the full board of directors before any termination for Cause is finalized by the Company.

For purposes of Mr. Robinson’s employment agreement, termination of employment by Mr. Robinson for “Good Reason” can occur within ninety (90) days after the date that any one of the following events described in the below subparts (1) through (3) (any one of which will constitute “Good Reason”) has first occurred without Mr. Robinson’s written consent. Mr. Robinson’s resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of Mr. Robinson’s written notice (such notice shall describe in detail the basis and underlying facts supporting Mr. Robinson’s belief that a Good Reason event has occurred). Such notice of Mr. Robinson’s intention to resign for Good Reason must be provided to the Company within 45 days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign employment for Good Reason means that Mr. Robinson will be deemed to have consented to and waived the Good Reason event.

Good Reason events:

(1)	Mr. Robinson has incurred a material diminution in his responsibilities, duties or authority;

(2)	Mr. Robinson has incurred a material diminution in his base salary; or

(3)	The Company has materially breached a material term of the employment agreement.

Joe M. McCord

Our board of directors appointed Dr. Joe M. McCord as our Chief Science Officer effective June 20, 2011. On that date, we also entered into an employment agreement with Dr. McCord, which was subsequently amended to have an effective date of July 1, 2011, pursuant to which he additionally became a full time employee. The employment agreement will terminate no later than June 30, 2014. Prior to his commencement of employment, Dr. McCord had previously been serving on our board of directors as a non-employee director. Dr. McCord has continued to serve on our board of directors after his hire.

Monthly Compensation. Dr. McCord’s monthly compensation for his services under his employment agreement is $10,000 per month. In addition, Dr. McCord is eligible to receive a monthly commission equal to the product of fifty cents multiplied by the total net bottles sales of Protandim® (or substantially equivalent new products) during the preceding month. Dr. McCord was not awarded any additional stock options in fiscal year 2011 in connection with his hire.

Benefits. Dr. McCord is eligible to participate in Company benefits programs. The employment agreement also provides that the Company will indemnify Dr. McCord from any claims or damages that he may incur in connection with his services to the Company and will maintain Dr. McCord as a named insured on the Company’s general commercial liability insurance policy or any other product liability coverage.

Termination. Either party may terminate the employment agreement without cause upon 180 days notice to the other party. If a party commits a breach of a material provision of the employment then the agreement can be terminated by the other party for cause. If the Company were to terminate the agreement for cause then Dr. McCord shall be not entitled to any further compensation after the date of termination.

Scientific Advisory Board Agreement. On October 1, 2009, we entered into a Scientific Advisory Board Agreement with Dr. McCord pursuant to which Dr. McCord would serve as a non-employee member on our Scientific Advisory Board (“SAB”). The SAB Agreement originally provided for a term through June 30, 2010 and this term was later extended through June 30, 2011 which was its termination date. The SAB Agreement generally provided for Dr. McCord to receive monthly compensation as described above under Dr. McCord’s employment agreement.

David W. Brown

We entered into an employment agreement, which was effective on April 1, 2011, with David W. Brown, pursuant to which Mr. Brown would serve as our President of LifeVantage Network. The employment agreement will terminate no later than June 30, 2014. This employment agreement superseded Mr. Brown’s prior employment agreement with us pursuant to which he served as our President and Chief Executive Officer. Mr. Brown continued to serve on our board of directors after the execution of this new employment agreement.

Base Salary. Under the April 2011 employment agreement, Mr. Brown receives an annual base salary of $300,000.

Bonus and Benefits. For fiscal year 2011, Mr. Brown was eligible for a potential bonus of $37,500 (which was equal to 50% of his fourth quarter salary) based on attainment of specified performance objectives. For fiscal year 2012, Mr. Brown will be eligible for a performance based cash bonus of up to 75% of his base salary that is paid in fiscal 2012. Any earned bonus will be paid in the three months following the end of fiscal 2012 and Mr. Brown must remain employed with the Company through the date of any bonus payment in order to receive such payment. Mr. Brown is also eligible to participate in Company benefits programs.

Severance. If Mr. Brown’s employment is terminated without cause or if Mr. Brown resigns for good reason, Mr. Brown will be eligible to receive severance equal to Mr. Brown’s then annual base salary. The severance would be paid in monthly installments over the two years following the termination date. Mr. Brown must provide a release of all claims against the Company and its affiliates and remain in compliance with all restrictive covenants specified in the employment and separation agreements as a condition to receiving the severance. For purposes of Mr. Brown’s employment agreement, “Cause” and “Good Reason” have the same definitions as described above under Mr. Robinson’s employment agreement. The employment agreement also provides for a reduction in payments to the extent necessary to avoid the imposition of golden parachute excise taxes.

Prior to the April 2011 employment agreement, in January 2008 we had entered into an employment agreement with Mr. Brown pursuant to which he was hired as our President and Chief Executive Officer. On December 15, 2009, we entered into an amendment agreement to that employment agreement. Set forth below is a brief summary of this prior employment agreement.

Base Salary. From December 1, 2009 through March 31, 2011, Mr. Brown’s monthly salary was 1.5% of our total net sales for the prior month, subject to any minimum salary amount required by applicable state law. Under the original terms of his employment agreement, Mr. Brown’s monthly salary was to be $20,000 during those months. By no later than December 15, 2010, we and Mr. Brown were to agree on his compensation program for calendar year 2011; provided, however, Mr. Brown’s monthly base salary for calendar year 2011 will not be less than $20,000 per month, which was his monthly base salary prior to the amendment.

Stock Options. Upon hiring, we granted Mr. Brown options to purchase up to an aggregate of 1,800,000 shares of our common stock. Of such 1,800,000 shares: (i) 150,000 shares fully vested upon grant and have an exercise price of $0.23 per share; (ii) 450,000 shares vested from January 31, 2008 through December 31, 2008 and with an exercise price of $0.23 per share; and (iii) 300,000 shares with an exercise price of $0.30 per share were to vest if warrants to purchase our common stock were exercised on or before April 18, 2008. Of this latter 300,000 shares, 62,751 shares vested on April 18, 2008 and 237,249 shares terminated on April 18, 2008.

In addition, 450,000 shares of the original option grant were to vest in monthly installments of 37,500 shares from January 31, 2009 through December 31, 2009 and have an exercise price of $0.50 per share. The remaining

450,000 shares were to vest in monthly installments of 37,500 shares from January 31, 2010 through December 31, 2010 and have an exercise price of $0.75 per share. In connection with the December 2009 amendment agreement to this employment agreement, we agreed that all of the stock options would cease vesting until such time as we have generated positive cash flow from operations for a period of three consecutive months. Upon achievement of such milestone in April 2011, all of Mr. Brown’s option awards resumed vesting in accordance with their original vesting schedules and any portion of such awards which did not vest as a result of the tolled vesting became vested and exercisable.

Bonus. Mr. Brown was eligible to receive a discretionary an annual bonus of up to 75% of his annual base salary. See “Compensation Elements—Bonuses,” above for a discussion of factors taken into account in determining whether to award a bonus.

Severance. If Mr. Brown’s employment had been terminated for good reason or had been terminated without substantial cause (as such terms were defined in the employment agreement), Mr. Brown would have been eligible for severance in the amount of his annual base salary (at an assumed rate of $20,000 per month through December 31, 2010) plus the actual bonus (if any) paid to Mr. Brown for the previous year plus COBRA continuation payments for up to 18 months and acceleration of vesting for unvested stock based awards. The cash severance amounts would have been payable in equal installments over a period of 24 months after termination. Mr. Brown would have also been eligible to receive post employment payments and benefits if his employment had terminated due to his permanent disability. Severance benefits would have been conditioned on Mr. Brown providing the Company with a release of all claims and abiding by certain restrictive covenants.

Non-Competition. During the term of his employment and for a period of six months thereafter, Mr. Brown agreed not to, directly or indirectly, compete with our Company within the United States and all other countries in which we have, as of the effective date of the termination of Mr. Brown’s employment, a registered patent and/or any active business activity in: (i) the antioxidant segment of the nutraceutical industry; (ii) any other line of business in which our Company was engaged at any time during Mr. Brown’s employment with us; or (iii) any other line of business into which our Company, during Mr. Brown’s employment with us, formed an intention to enter into. The non-compete provisions of this agreement are not provided for under Mr. Brown’s current employment agreement described above. In addition, during this time, Mr. Brown agreed not to solicit our employees or interfere with our business relationships.

2010 Long-Term Incentive Plan

In 2010, we adopted the 2010 Long-Term Incentive Plan (“2010 LTIP”) and the 2010 LTIP was approved by our shareholders in November 2010. The 2010 LTIP replaced the 2007 Long-Term Incentive Plan (“2007 LTIP”) for all equity-based awards to the named executive officers and other employees. Unless terminated earlier, the 2010 LTIP will terminate on September 26, 2020.

The 2010 LTIP is administered by the compensation committee of our board of directors, which has the authority, among other things, to:

•	determine eligibility to receive awards;

•	determine the types and number of shares of stock subject to awards;

•	determine the price and terms of awards and the acceleration or waiver of any vesting;

•	determine performance goals or forfeiture restrictions and other terms and conditions; and

•	construe and interpret the terms of the plan, award agreements and other related documents.

Any of our employees, directors, non-employee directors and consultants, as determined by the compensation committee, may be selected to participate in the 2010 LTIP. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed agreement between us and the grantee:

•	stock options (which may incentive or nonstatutory stock options);

•	stock appreciation rights;

•	restricted stock awards;

•	stock units; or

•	cash awards.

Stock options may be granted under the 2010 LTIP, including incentive stock options, as defined under Section 422 of the Internal Revenue Code (“Code”), and nonstatutory stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. The exercise price of all stock options granted under the 2010 LTIP will be determined by the compensation committee except that all options must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may not subsequently reduce the exercise price of an option without shareholder approval. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant.

Subject to certain adjustments in the event of a change in capitalization or similar transaction, we can issue a maximum of 3,500,000 shares of our common stock under the 2010 LTIP. Similarly, subject to certain adjustments in the event of a change in capitalization or similar transaction, the maximum aggregate number of shares that may be issued in connection with any type of award, including incentive stock options, under the 2010 LTIP is 3,500,000 shares. If the proposed amendment to the 2010 LTIP that is described in this proxy statement is approved by our shareholders, the 3,500,000 referenced in the prior sentence will increase to 6,900,000. See “PROPOSAL 3 – AMENDMENT TO OUR 2010 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN,” above for more information regarding the proposed amendment.

To the extent that an award is intended to qualify as performance-based compensation under Section 162(m) of the Code, then the maximum number of shares of common stock issuable in the form of each type of award under the 2010 LTIP to any one participant during a fiscal year shall not exceed 1,250,000 shares, in each case with such limit increased to 2,500,000 shares for grants occurring in a participant’s year of hire or the first year in which the employee’s compensation becomes subject to the Code section 162(m) deduction limitations. Additionally, no participant can receive a cash award in excess of $1 million in any fiscal year.

The 2010 LTIP provides, upon authorization from our board of directors, that our non-employee directors will have the ability to receive restricted stock grants or stock units under the 2010 LTIP in lieu of any annual cash retainer which is otherwise provided to them under our non-employee directors’ compensation program.

Under the 2010 LTIP, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2010 LTIP in accordance with our policies and/or applicable law. In addition, a participant in the 2010 LTIP may be required to repay us certain previously paid compensation, whether provided under the 2010 LTIP or an award agreement under the 2010 LTIP, in accordance with any recoupment policy of the Company.

Our board of directors may terminate, amend or modify the 2010 LTIP at any time; however, shareholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulations or stock exchange rules.

Stock-Based Compensation

The Company began using the fair value approach, effective beginning in the first quarter of fiscal 2007, to account for stock-based compensation, in accordance with the modified version of prospective application as prescribed by accounting guidance on stock compensation.

The Company adopted and the shareholders approved the 2007 Long-Term Incentive Plan (the “2007 LTIP”), effective November 21, 2006, to provide incentives to certain employees, officers, directors and consultants who contribute to the strategic and long-term performance objectives and growth of the Company. A maximum of 10,000,000 shares of the Company’s common stock can be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, Scientific Advisory Board (“SAB”) members and independent distributors at prices between $0.21 and $1.28 per share, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2011 there were awards outstanding, net of awards expired, for the purchase in aggregate of 8,086,160 shares of the Company’s common stock. As of June 30, 2011 there were 119,269 shares available for issuance under the 2007 LTIP.

Awards to purchase common stock have been granted pursuant to the 2010 LTIP and are outstanding to various employees at prices between $0.63 and $1.75, vesting over one-to three year periods. As of June 30, 2011 there were awards outstanding, net of awards expired, for the purchase in aggregate of 2,412,000 shares of the Company’s common stock. As of June 30, 2011 there were 1,088,000 shares available for issuance under the 2010 LTIP.

In certain circumstances, the Company issued common stock for invoiced services, to pay contractors and vendors and in other similar situations. In accordance with accounting guidance on stock compensation, payments in equity instruments to non-employees for goods or services are accounted for by the fair value method, which relies on the valuation of the service at the date of the transaction.

Compensation expense was calculated using the fair value method during the fiscal years ended June 30, 2011 and 2010 using the Black-Scholes option pricing model. The following assumptions were used for options and warrants granted during the years ended June 30, 2011 and 2010:

•	risk-free interest rate of between 1.33 and 2.64 percent in fiscal 2011 and between 2.01 and 3.52 percent in fiscal 2010;

•	dividend yield of -0- percent in fiscal 2011 and 2010;

•	expected life of 3.0 to 6.65 years in fiscal 2011 and 2010;

•	a volatility factor of the expected market price of the Company’s common stock of between 125 and 129 percent in fiscal 2011 and between 130 and 337 percent in fiscal 2010.

The Company follows Staff Accounting Bulletin (“SAB”) 107 guidance to estimate the expected life of the options. The guidance provides a simplified method for estimating the expected life of the options. The Company uses this method because it believes that it provides a better estimate than the Company’s historical data as post vesting exercises have been limited.

Perquisites

Perquisites and other personal benefits are not factored into our executive compensation program. We prefer to compensate executive officers using a mix of current, short- and long-term compensation with an emphasis on performance and do not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We typically provide perquisites and other personal benefits to executive officers on an exception-only basis, and they are generally limited to executive relocation assistance and temporary commuting and living expenses.

Other Benefits

We maintain health, dental and vision insurance plans for the benefit of all eligible employees, including our executive officers. Basic coverage under each of these benefit plans is paid by the Company and any premium in excess of the basic coverage is paid by the employee or executive. These benefits are offered on the same basis to all employees including our executive officers.

Summary Compensation Table

The following table shows for the fiscal years ended June 30, 2011 and June 30, 2010 the compensation awarded to, earned by or paid to those persons who served as our Chief Executive Officer during fiscal year 2011 and the two other most highly compensated executive officers in fiscal year 2011 (collectively, the “named executive officers”):

	Summary Compensation Table for Fiscal Year 2011
Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation	All other compensation ($)	Total ($)
Douglas C. Robinson, President and Chief Executive Officer(2)	2011	100,042	101,250	1,205,195	—	—	1,406,487

David W. Brown, President of LifeVantage Network; Former President and Chief Executive Officer(3)	2011 2010	439,436 222,341	— —	— 194,150	37,500 —	— —	476,936 416,491

Joe M. McCord, Chief Science Officer(4)	2011	447,410	—	82,584	—	—	529,994

Kirby L. Zenger, Chief Operating Officer(5)	2011 2010	216,014 215,000	— —	— 109,159	106,485 —	— —	322,499 324,159

1.	The amounts shown in this column represent the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all stock option awards granted to each named executive officer under the 2010 LTIP during fiscal year 2011. Assumptions used to calculate these amounts are included in Notes 2 and 7 to the financial statements included in our annual report on Form 10-K for the year ended June 30, 2011. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the named executive officers.
2.	Mr. Robinson was hired as President and Chief Executive Officer on March 15, 2011. Prior to March 15, 2011, Mr. Robinson served as a non-employee director on the board of directors. On March 15, 2011, Mr. Robinson was granted a stock option with a ten year maximum term under the 2010 LTIP to purchase up to 1,610,000 shares of common stock at various prices from $0.75 to $1.75 per share. In his capacity as a non-employee director, on January 20, 2011, Mr. Robinson was granted a stock option with a ten year maximum term under the 2010 LTIP to purchase 120,000 shares of common stock at an exercise price of $0.80 per share and the grant date value of $82,584 for this option is also included in the Option Awards column. In connection with Mr. Robinson’s employment as President and Chief Executive Officer, Mr. Robinson agreed to forfeit 80,000 shares underlying this non-employee director service option award. See “Employment Agreements” above and footnotes (2) through (6) under “Outstanding Equity Awards at Fiscal Year-End” below, for more details on the terms of these options. The salary column includes $4,000 that Mr. Robinson received as meeting fees in connection with his services as a non-employee director in fiscal year 2011 before he commenced employment. The bonus column reflects the signing bonus amount of $101,250 that Mr. Robinson received under his employment agreement in connection with the commencement of his employment.

3.	Mr. Brown was hired as President and Chief Executive Officer on January 10, 2008. On March 15, 2011, Mr. Brown’s position changed to that of President of LifeVantage Network. The non-equity incentive plan compensation column reflects the bonus amount of $37,500 that Mr. Brown earned under the FY11 AIP in accordance with his April 2011 employment agreement. For fiscal year 2011, the FY11 AIP performance targets for the Company were to achieve $36 million of revenue and an EBITDA* percentage of 8.7% of revenue. The Company significantly exceeded these targets by generating $38.9 million of revenue and an EBITDA* percentage of 12.0% of revenue, respectively. As a result of such performance, the board of directors, consistent with the recommendation from the compensation committee, determined that Mr. Brown should be paid the full amount of his potential bonus. *The EBITDA used for the bonus calculation excluded certain adjustments.
4.	Dr. McCord was appointed as our Chief Science Officer effective June 20, 2011 and became a full-time employee of our company effective July 1, 2011. Prior to his appointment as our Chief Science Officer and becoming a full-time employee, Dr. McCord served as a non-employee director on the board of directors. The salary column includes $4,000 that Dr. McCord received as meeting fees in connection with his services a non-employee director in fiscal year 2011 before he became our Chief Science Officer and $323,410 in commissions paid to Dr. McCord under his Scientific Advisory Board Agreement as described above under the “Employment Agreements” section. In his capacity as a non-employee director, on January 20, 2011, Dr. McCord was granted a stock option with a ten year maximum term under the 2010 LTIP to purchase 120,000 shares of common stock at an exercise price of $0.80 per share and the grant date value of this option is included in the Option Awards column. See footnote (17) under “Outstanding Equity Awards at Fiscal Year-End” below, for more details on the terms of this option.
5.	Mr. Zenger joined the Company on February 2009 and was appointed Chief Operating Officer on June 9, 2009. The non-equity incentive plan compensation column reflects the bonus amount of $106,485 that Mr. Zenger earned under the FY11 AIP. For fiscal year 2011, the FY11 AIP performance targets for the Company were to achieve $36 million of revenue and an EBITDA* percentage of 8.7% of revenue. The Company significantly exceeded these targets by generating $38.9 million of revenue and an EBITDA* percentage of 12.0% of revenue, respectively. *The EBITDA used for the bonus calculation excluded certain adjustments. As a result of such performance, the board of directors, consistent with the recommendation from the compensation committee, determined that Mr. Zenger should be paid the full amount of his potential bonus which was equal to 50% of his base salary earned in fiscal year 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding equity awards granted to the named executive officers and which were outstanding as of June 30, 2011:

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2011
	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Douglas C. Robinson	120,000			0.36	01/25/20	(1)
	40,000			0.80	01/20/21	(2)
	110,000			0.75	03/14/21	(3)
		500,000		0.75	03/14/21	(4)
		500,000		1.20	03/14/21	(5)
		500,000		1.75	03/14/21	(6)

David W. Brown	600,000			0.23	01/10/18	(7)
	450,000			0.50	01/10/18	(8)
	450,000			0.75	01/10/18	(9)
	62,751			0.30	01/10/18	(10)
	300,000			0.70	03/27/19	(11)

Joe M. McCord	240,000			0.49	01/18/17	(12)
	120,000			0.21	11/13/17	(13)
	120,000			0.21	01/07/19	(14)
	120,000			0.25	11/30/19	(15)
	20,408			0.49	01/16/17	(16)
	72,000	48,000		0.80	01/20/21	(17)

Kirby L. Zenger	150,000			0.70	03/27/19	(18)
	100,000			0.54	07/31/19	(19)

(1)	This option was granted on January 25, 2010. The shares subject to this option vested in 12 equal monthly installments beginning on February 25, 2010.
(2)	This option was granted on January 20, 2011 and originally was for 120,000 shares and was scheduled to vest in ten (10) equal monthly installments beginning on the date of grant. In connection with Mr. Robinson’s employment as President and Chief Executive Officer in March 2011, Mr. Robinson agreed to forfeit 80,000 shares underlying this option.
(3)	This option was granted on March 15, 2011. The shares subject to this option were fully vested on grant.
(4)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2012 assuming continuous employment with the Company.
(5)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2013 assuming continuous employment with the Company.
(6)	This option was granted on March 15, 2011. The shares subject to this option will fully vest on June 30, 2014 assuming continuous employment with the Company.
(7)	This option was granted on January 10, 2008. The shares subject to this option vested as follows: 150,000 shares vested upon grant and 37,500 shares vested each month over a 12-month period. This option fully vested in December 2008.
(8)	This option was granted on January 10, 2008. The original terms of this option provided that the shares subject to this option would vest in equal installments over a 12-month period commencing in January 2009. In December 2009, at which time 412,500 shares subject to this option were vested, the terms of this option were amended to provide that the shares subject to this option that had not vested would not vest until such time as our Company met certain financial performance targets and at which time the shares subject to this option would vest. The financial performance targets were achieved during fiscal year 2011 and the remaining shares subject to this option vested at such time.
(9)	This option was granted on January 10, 2008. The original terms of this option provided that the shares subject to this option would vest in equal installments over a 12-month period commencing in January 2010. In December 2009, the terms of this option were amended to provide that the shares subject to this option would cease vesting until such time as our Company met certain financial performance targets and that at the time such targets were met, the shares subject to this option would vest in accordance with the original vesting schedule as if vesting had not ceased. The financial performance targets were during fiscal year 2011, at which time the portion of this option that did not vest as a result of the tolled vesting became vested and the option resumed vesting in equal monthly installments.
(10)	This option for 300,000 shares was granted on January 10, 2008. 62,751 shares subject to this option vested in April 2008 based on attainment of specified performance objectives and the remaining 237,249 shares underlying the option were cancelled.
(11)	This option was granted on March 27, 2009. The original terms of this option provided that all of the shares subject to this option would vest on the one-year anniversary of the date of grant. In December 2009, the terms of this option were amended to provide that the shares subject to this option would not vest on the one-year anniversary of the date of grant but instead all such shares would vest at such time as our Company met certain financial performance targets. The financial performance targets were achieved during fiscal year 2011 and the remaining shares subject to this option vested at such time.
(12)	This option was granted on January 18, 2007. The shares subject to this option vested as follows: One-sixth (1/6) of the shares vested on the date that is six (6) months following the date of grant and one-thirty-sixth (1/36) of the shares vested on each vesting date, with the first vesting date seven (7) months from the date of grant and a vesting date occurring monthly thereafter until the third anniversary of the date of grant.
(13)	This option was granted on November 13, 2007. The shares subject to this option vested in equal monthly installments of 10,000 shares per month on the last day of each calendar month beginning January 31, 2008 through December 31, 2008.
(14)	This option was granted on January 7, 2009. The shares subject to this option vested at a rate of 10,000 shares per month on the last day of each calendar month, beginning January 31, 2009 through December 31, 2009.
(15)	This option was granted on November 30, 2009. The shares subject to this option vested in full when the Company achieved positive net cash provided by operating activities for each of three consecutive calendar months during fiscal year 2011.
(16)	This option was granted on January 16, 2007. The shares subject to this option vested in equal one-twelfth (1/12) increments, beginning on January 31, 2007 and ending on December 31, 2007.
(17)	This option was granted on January 20, 2011. The shares subject to this option vest in ten (10) equal monthly installments beginning on the date of grant.
(18)	This option was granted on March 27, 2009 and all shares subject to this option vested on March 27, 2010.
(19)	This option was granted on July 31, 2009 and all shares subject to this option vested on July 31, 2010.

Director Compensation

Our non-employee directors received cash compensation of $1,000 per meeting during fiscal year 2011 and will receive cash compensation of $2,500 per meeting during fiscal year 2012. The chairman of our board of directors will receive additional annual cash compensation of $5,000 during fiscal year 2012. We also reimburse our non-employee directors for documented business and travel-related expenses directly related to our Company’s business. We also grant equity compensation to our non-employee directors to further align their interests with our shareholders. We do not provide any compensation to employee directors for their service on our board of directors. With respect to Mssrs. Robinson and McCord, director compensation that was paid to them in fiscal year 2011 before they became employees of the Company is reflected above in the Summary Compensation Table.

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended June 30, 2011:

	Director Compensation for Fiscal 2011
Name	Fees earned or paid in cash ($)	Option Awards ($)(1)	Total ($)
Dr. James D. Crapo(2)	4,000	82,584	86,854
Mr. Richard Doutré Jones (3)	2,000	82,584	84,854
Mr. Garry Mauro(4)	5,000	82,584	87,854
Mr. Mike Lu(5)	5,000	82,584	87,854
Ms. Kay Stout Manovich(6)	35,546	82,584	87,854

1.	On January 20, 2011, each non-employee director was granted a stock option to purchase 120,000 shares of our common stock with a per share exercise price of $0.80 which was equal to the closing share price of our stock on the grant date. The shares subject to this option vest in ten (10) equal monthly installments beginning on the date of grant. The options had a ten year maximum term and were granted pursuant to the 2010 LTIP. The amounts shown in this column represent the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all stock option awards granted to each non-employee director during fiscal year 2011. Assumptions used to calculate these amounts are included in Notes 2 and 7 to the financial statements included in our annual report on Form 10-K for the year ended June 30, 2011. These amounts reflect the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be realized by the non-employee directors.
2.	Total number of shares subject to Dr. Crapo’s outstanding stock options at June 30, 2011: 600,000.
3.	Mr. Doutré Jones resigned from the board of directors effective February 7, 2011. Total number of shares subject to Mr. Jones’ outstanding stock options at June 30, 2011: 460,000.
4.	Total number of shares subject to Mr. Mauro’s outstanding stock options at June 30, 2011: 460,000.
5.	Total number of shares subject to Mr. Lu’s outstanding stock options at June 30, 2011: 240,000.
6.	The fees earned or paid in cash column include $30,546 paid to Ms. Stout Manovich pursuant to her consulting agreement with us as described under the “CORPORATE GOVERNANCE—Director Independence,” above. Total number of shares subject to Ms. Stout Manovich’s outstanding stock options at June 30, 2011: 240,000.

AUDIT RELATED MATTERS

Audit Committee Report

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ehrhardt Keefe Steiner & Hottman PC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).

The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm’s independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.

Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2011, for filing with the SEC.

The Audit Committee

James D. Crapo, Chairman Mike Lu
Garry Mauro

The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Ehrhardt Keefe Steiner & Hottman PC during the fiscal years ended June 30, 2011 and 2010:

	Fiscal Year Ended
	2011	2010
Audit Fees	$60,000	$65,000
Audit-Related Fees(1)	$36,000	$43,000
Tax Fees(2)	$30,000	$9,700
All Other Fees(3)	$4,756	$9,059

Total Fees	$130,756	$126,759

(1)	Audit-Related fees for the fiscal years ended June 30, 2011 and 2010 related to assurance and other services related to performance of the audit and review of interim reports.
(2)	Tax Fees are for tax compliance, advice and planning.
(3)	All Other Fees are related to our convertible debt offering, Sarbanes-Oxley Section 404(b) compliance and other professional services.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of November 1, 2011 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all of our executive officers, directors and director nominees as a group; and (iv) each person who is known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.

Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 10813 S. River Front Parkway, Suite 500, South Jordan, UT 84095.

The percentages of beneficial ownership set forth below are based on 99,296,294 shares of our common stock issued and outstanding as of November 1, 2011.

Beneficial Owner (1)	Number of Shares		Percent of Class
Dr. James D. Crapo	1,462,375	(2)	1.46%
Mike Lu	4,818,935	(3)	4.77%
Kay Stout Manovich	545,537	(4)	*
Garry P. Mauro	760,000	(5)	*
Dr. Joe M. McCord	2,909,333	(6)	2.90%
Douglas C. Robinson	270,000	(7)	*
David W. Brown	2,062,751	(8)	2.04%
Kirby Zenger	250,000	(9)	*
Michael Beindorff	—		—
Dave Manovich	355,537	(10)	*
George Metzer	—		—
Elwood Spedden	—		—
All executive officers, directors and director nominees as a group (13 persons)	13,628,931		12.8%

*	Less than one percent.
(1)	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 1,580,000 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.
(2)

Includes 125,000 shares owned by Dr. Crapo and his wife as tenants in common, 450,000 shares held in Dr. Crapo’s individual retirement account, 174,875 shares owned directly by Dr. Crapo and 112,500 shares underlying warrants at an exercise price of $0.50 per share. Also includes the following shares which Dr. Crapo has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 120,000 shares at an exercise price of $0.49 per share, 240,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share and 120,000 shares at an exercise price of $0.80 per share.
(3)	Includes 3,047,500 shares owned by Mr. Lu, 1,307,000 shares underlying warrants at an exercise price of $0.50 per share, 224,435 shares underlying warrants at an exercise price of $0.20 per share and also includes the following shares which Mr. Lu has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 120,000 shares at an exercise price of $0.36 per share and 120,000 shares at an exercise price of $0.80 per share.
(4)	Includes 305,537 shares owned in a joint trust account by Ms. Stout Manovich and her spouse, Mr. Manovich, and also includes the following shares which Ms. Stout Manovich has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 120,000 shares at an exercise price of $0.36 per share and 120,000 shares at an exercise price of $0.80 per share. Ms. Manovich’s share ownership does not reflect any shares that she may be deemed to beneficially own in her capacity as the spouse of Mr. Manovich. See footnote 10, below, for a description of Mr. Manovich’s beneficial ownership.
(5)	Includes 150,000 shares owned by Mr. Mauro, 150,000 shares underlying warrants at an exercise price of $0.50 per share and also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 100,000 shares at an exercise price of $0.30 per share, 120,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share and 120,000 shares at an exercise price of $0.80 per share.
(6)	Includes 1,981,425 shares of common stock owned by Dr. McCord, 187,500 shares underlying warrants at an exercise price of $0.50 per share and also includes the following shares which Dr. McCord has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 240,000 shares at an exercise price of $0.49 per share, 240,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 20,408 shares at an exercise price of $0.49 per share and 120,000 shares at an exercise price of $0.80 per share.
(7)	Consists of the following shares which Mr. Robinson has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 120,000 shares at an exercise price of $0.36 per share, 40,000 shares at an exercise price of $0.80 per share and 110,000 shares at an exercise price of $0.75 per share.
(8)	Includes 100,000 shares owned by Mr. Brown, 100,000 shares underlying warrants at an exercise price of $0.50 per share and also includes the following shares which Mr. Brown has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 62,751 shares at an exercise price of $0.30 per share, 600,000 shares at an exercise price of $0.23 per share, 450,000 shares at an exercise price of $0.50 per share, 450,000 shares at an exercise price of $0.75 per share and 300,000 shares at an exercise price of $0.70 per share.
(9)	Consists of the following shares which Mr. Zenger has the right to acquire or will have the right to acquire within 60 days of November 1, 2011 upon the exercise of options: 150,000 shares at an exercise price of $0.70 per share and 100,000 shares at an exercise price of $0.54 per share.
(10)	Consists of 305,537 shares owned in a joint trust account by Mr. Manovich and his spouse, Ms. Manovich, 10,000 shares owned by Mr. Manovich and 40,000 shares held in Mr. Manovich’s 401(k) plan. Mr. Manovich’s share ownership does not reflect any shares that he may be deemed to beneficially own in his capacity as the spouse of Ms. Stout Manovich. See footnote 4, above, for a description of Ms. Stout Manovich’s beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policies and Procedures

Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2011, we distributed questionnaires to each of our directors and officers.

Although we do not have a formal policy with regard to related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.

Certain Related-Party Transactions

In January 2008, we entered into a consulting agreement with Dr. McCord to assist with our research and development efforts, make scientific presentations and be available for interviews related to our company and our products. Dr. McCord was one of our directors at the time we entered into that agreement, a position in which he continues to serve. We paid Dr. McCord a monthly retainer of $5,000 from January 2008 through February 2009. Effective as of January 2009, we entered into a scientific advisory board agreement with Dr. McCord, which was originally effective through June 30, 2010 but which was later extended through June 30, 2011. Pursuant to this agreement we agreed to pay Dr. McCord a $10,000 monthly retainer for his services as a member of our company’s scientific advisory board, as well as for various research and development services related to our products. In addition, beginning June 2009 through June 30, 2011, Dr. McCord received a $0.50 commission per bottle of Protandim® that we sold. Under this agreement, during our fiscal year ended June 30, 2010, Dr. McCord earned, including the $10,000 monthly retainer, a total of $224,192, $150,778 of which was paid during fiscal year 2010 and as of June 30, 2010 the remaining $73,414 of which was owed. During the year ended June 30, 2011 Dr. McCord earned $443,410 under this agreement. We paid Dr. McCord $388,935 during the fiscal year ended June 30, 2011 and as of June 30, 2011 owed the remaining $54,475. Dr. McCord was appointed Chief Science Officer effective June 20, 2011.

During the year ended June 30, 2011 Mr. Mike Lu converted a debenture with a face value of $499,500 into 2,497,500 shares of our common stock. The debenture was issued as a conversion from a bridge loan as follows: during the year ended June 30, 2010 Mr. Lu made a bridge loan to our company for $500,000 at 3% interest per month. Subsequent to making the loan Mr. Lu became a member of our board of directors and the principal was converted to convertible debt as part of and under the same terms as our issuance of convertible debentures in a financing transaction that closed in February 2010. The accrued interest was repaid in cash at that time.

During the fiscal year ended June 30, 2010 Mr. Garry Mauro and Mr. Jack Thompson each made a bridge loan to our company for $100,000 plus 10% interest per annum. The loans were repaid in February 2010.

CODE OF ETHICS

We have adopted the LifeVantage Corporation Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, members of our board of directors and all employees. The Code of Ethics addresses matters including: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications we make; and (3) compliance with laws, rules and regulations applicable to us. A copy of the Code of Ethics is available on our website at www.investor.lifevantage.com. Any amendments to, or waivers from, a provision of our Code of Ethics will be disclosed by posting such information on our website. Our website does not constitute part of this proxy statement.

We have also adopted the LifeVantage Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. Among other matters, this code addresses: compliance with laws, rules, and regulations; conflicts of interest; corporate opportunities; competition and fair dealing; discrimination; health and safety; confidentiality; protection of our assets; and payments to governmental personnel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2011, we believe that all such reports were filed on a timely basis, except as follows: due to an administrative error, Form 4 reports were filed late reporting the conversion into shares of common stock of convertible debentures held by the following persons: Dr. Crapo, Mr. Lu and Dr. McCord. These Form 4 reports were due on May 27, 2011 and May 31, 2011 and were filed on June 20, 2011.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of our company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to LifeVantage Corporation, Carrie E. McQueen, Secretary, (858) 312-8000, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT ON FORM 10-K

Our annual report on Form 10-K, which has been filed with the SEC for our fiscal year ended June 30, 2011, will be made available to shareholders without charge upon written request to LifeVantage Corporation, Attn: Carrie E. McQueen, Secretary, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

December 1, 2011
/s/ Carrie E. McQueen
Carrie E. McQueen
Chief Financial Officer, Secretary and Treasurer

ANNEX A

LIFEVANTAGE CORPORATION

ANNEX A - 2010 LONG-TERM INCENTIVE PLAN

(As proposed to be amended)

LIFEVANTAGE CORPORATION

2010 LONG-TERM INCENTIVE PLAN

(Effective as of September 27, 2010 and as amended on [            ] to increase the number of authorized shares set forth in Section 5(a) to 6,900,000)

SECTION 1.     INTRODUCTION.

The Board adopted the Lifevantage Corporation 2010 Long-Term Incentive Plan on the Adoption Date conditioned on and subject to obtaining Company shareholder approval.

The purposes of the Plan are to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other shareholders and thereby promote the financial interests of the Company and its affiliates and enhancement of shareholder return.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Cash Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Restricted Stock Grant Agreement or Stock Unit Agreement.

SECTION 2.     DEFINITIONS.

(a) “Adoption Date” means September 27, 2010.

(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(c) “Award” means any award, under this Plan, to a Selected Employee of an Option, SAR, Restricted Stock Grant, Stock Unit or to a Covered Employment of any Cash Award.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cash Award” means an award of a bonus opportunity, under this Plan, to a Covered Employee that is (i) payable only in cash, (ii) not an Option, SAR, Restricted Stock Grant or Stock Unit, (iii) paid based on achievement of Performance Goal(s) and (iv) intended to qualify as performance-based compensation under Code Section 162(m).

(f) “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 14(b).

(g) “Cause” means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Cause), (i) dishonesty or fraud, (ii) serious willful misconduct, (iii) unauthorized use or disclosure of confidential information or trade secrets, (iv) conviction or confession of a felony, or (v) any other act or omission by a Participant that, in the opinion of the Company, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(h) “Change in Control” except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Change in Control), means the occurrence of any one or more of the following: (i) any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company’s assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Board or the Committee.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(j) “Committee” means a committee described in Section 3.

(k) “Common Stock” means the Company’s common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(l) “Company” means Lifevantage Corporation, a Colorado corporation.

(m) “Consultant” means an individual (or entity) which performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(n) “Covered Employees” means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

(o) “Director” means a member of the Board who is also an Employee.

(p) “Disability” means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(q) “Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.

(r) “Equity Award” means any Award other than a Cash Award.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(u) “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i) If the Shares were traded on a stock exchange (such as the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii) If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

(v) “Fiscal Year” means the Company’s fiscal year.

(w) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(x) “Net Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.

(y) “Non-Employee Director” means a member of the Board who is not an Employee.

(z) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(aa) “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(bb) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.

(cc) “Optionee” means an individual, estate or other entity that holds an Option.

(dd) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

(ee) “Participant” means an individual or estate or other entity that holds an Award.

(ff) “Performance Goals” means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets or investment; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price including without limitation total shareholder return; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; (xl) site, plant or building development; (xli) corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures; (xlii) customer satisfaction; (xliii) capital expenditures and/or (xliv) Company advancement milestones. Awards issued to individuals who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) may take into account other (or no) factors.

(gg) “Performance Period” means any period of time as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(hh) “Plan” means this Lifevantage Corporation 2010 Long-Term Incentive Plan as it may be amended from time to time.

(ii) “Prior Equity Compensation Plans” means the Company’s 2007 Long-Term Incentive Plan (as assumed from Lifeline Therapeutics, Inc., a Colorado corporation) and its predecessor plans and any other Company equity compensation plans.

(jj) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).

(kk) “Restricted Stock Grant” means Shares awarded under the Plan as provided in Section 9.

(ll) “Restricted Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.

(mm) “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

(nn) “SEC” means the Securities and Exchange Commission.

(oo) “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(pp) “Securities Act” means the Securities Act of 1933, as amended.

(qq) “Selected Employee” means an Employee, Consultant, Director, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

(rr) “Separation From Service” means a Participant’s separation from service with the Company within the meaning provided to such term under Code Section 409A.

(ss) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final and binding.

(tt) “Share” means one share of Common Stock.

(uu) “Shareholder Approval Date” means the date that the Company’s shareholders approve this Plan provided that such approval must occur on or before the first anniversary of the Adoption Date.

(vv) “Specified Employee” means a Participant who is considered a “specified employee” within the meaning provided to such term under Code Section 409A.

(ww) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.

(xx) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.

(yy) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.

(zz) “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of Stock Units.

(aaa) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

(bbb) “Termination Date” means the date on which a Participant’s Service terminates as determined by the Committee.

(ccc) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.     ADMINISTRATION.

(a) Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

To the extent required, the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m) (to the extent such Awards are intended to qualify as performance-based compensation).

The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 of the Exchange Act or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more Officers, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(i) determining Selected Employees who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;

(iv) accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) interpreting the Plan and any Award agreements;

(vi) making all other decisions relating to the operation of the Plan; and

(vii) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.     GENERAL.

(a) General Eligibility. Only Employees, Consultants, Directors and Non-Employee Directors shall be eligible for designation as Selected Employees by the Committee.

(b) Incentive Stock Options. Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.

(c) Buyout of Awards. Subject to approval of Company shareholders, the Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents (including without limitation Shares valued at Fair Market Value that may or may not be issued from this Plan) an Award previously granted or (ii) authorize a Participant to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

(d) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(e) Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(f) Performance Goals. The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(f). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:

(i) asset write-downs or discontinued operations,

(ii) litigation or claim judgments or settlements,

(iii) material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

(iv) reorganizations or restructuring programs or divestitures or acquisitions, and/or

(v) extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).

(g) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.

(h) Termination of Service. Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable):

(i) if the Service of a Participant is terminated for Cause, then all of Participant’s Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards);

(ii) if the Service of Participant is terminated for any reason other than for Cause and other due to Participant’s death or Disability), then the vested portion of Participant’s then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of Participant’s outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards); or

(iii) if the Service of a Participant is terminated due to Participant’s death or Disability, the vested portion of Participant’s then outstanding Options/SARs may be exercised within twelve months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards).

(i) Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A.

(j) Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option or SAR (or payment of a Cash Award or vesting of Restricted Stock Grants or Stock Units) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(k) Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

(l) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(m) Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(n) Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(o) Director Fees. If the Board affirmatively determines to implement this Section 4(o), then each Non-Employee Director may be awarded either a Restricted Stock Grant or Stock Units in accordance with the terms and conditions contained in this Section 4(o).

(i) Participation Elections. Each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) under the Plan in lieu of payment of a portion of his or her annual cash retainer. Such an election may be for any dollar or percentage amount equal to at least 50% of the Non-Employee Director’s annual cash retainer (up to a limit of 100% of the annual cash retainer of Non-Employee Directors). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve month continuous period designated by the Board (the “Board Cycle”) and such election may need to be made earlier as necessary to comply with Code Section 409A. Any amount of the annual retainer not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures.

(ii) Awards of Stock. As soon as reasonably practicable following the commencement of each Board Cycle, each Non-Employee Director who has timely made the election described in Section 4(o)(i) with respect to that Board Cycle shall be granted a number of Shares pursuant to a Restricted Stock Grant (or Stock Units) having a fair market value equivalent to the amount of the annual cash retainer elected to be received as a Restricted Stock Grant (or Stock Units) under Section 4(o)(i) for such Board Cycle, rounded down to the nearest full Share. Such Restricted Stock Grant (or Stock Units) will be evidenced by an executed Restricted Stock Grant Agreement (or Stock Unit Agreement) between the Company and the electing Non-Employee Director. Such Restricted Stock Grant (or Stock Units) may be subject to vesting conditions at grant.

(iii) Other Terms. Shares (or Stock Units) granted under this Section 4(o) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).

(p) Re Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company shareholders.

(q) Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(r) Governing Law. This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Colorado but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Colorado to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

SECTION 5.     SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed 6,900,000 Shares. The maximum aggregate number of Shares that may be issued in connection with any single type of Equity Award (NSOs, ISOs, SARs, Restricted Stock Grants or Stock Units) under the Plan shall be 6,900,000 Shares.

(b) Share Re-Use. If Equity Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Equity Awards shall again become available for Equity Awards under the Plan. If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number of Shares available under the Share limits stated in Section 5(a) and the balance shall again become available for Equity Awards under the Plan. If a Participant pays the Exercise Price by Net Exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Equity Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the Share limits set forth in Section 5(a). Any Shares that are delivered and any Equity Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)) shall not be counted against the Share limits specified in Sections 5(a) and 5(d).

(c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Equity Awards.

(d) Code Section 162(m) Limits. For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to Awards granted to the Company’s Covered Employees under this Plan, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m).

(i) Limits on Options. No Selected Employee shall receive Options to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.

(ii) Limits on SARs. No Selected Employee shall receive Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.

(iii) Limits on Restricted Stock Grants. No Selected Employee shall receive Restricted Stock Grants during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.

(iv) Limits on Stock Units. No Selected Employee shall receive Stock Units during any Fiscal Year that in the aggregate cover in excess of 1,250,000 Shares.

(v) Limit on Total Amount of All Equity Awards. No Selected Employee shall receive Equity Awards during any Fiscal Year in excess of the aggregate amount of 1,250,000 Shares, whether such Equity Awards are in the form of Options, SARs, Restricted Stock Grants and/or Stock Units.

(vi) Increased Limits for First Year of Employment. The numerical limits expressed in the foregoing subparts (i) through (v) shall in each case be increased to 2,500,000 Shares with respect to Equity Awards granted to a Selected Employee during the Fiscal Year of the Selected Employee’s commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.

(vii) Dollar Limit for Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Selected Employee with respect to any individual Fiscal Year is $1,000,000.

SECTION 6.     TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each Award of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 11.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of outstanding options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO Awards to 10-Percent Shareholders) on the date of Award.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Award (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without approval from the Company’s shareholders. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

(f) Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7.     PAYMENT FOR OPTION SHARES.

(a) General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Stock Option Agreement:

(i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii) In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

(b) Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c) Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d) Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e) Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.     TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of outstanding stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Award.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Award. No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. A SAR may be included in an ISO only at the time of Award but may be included in an NSO at the time of Award or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without approval from the Company’s shareholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

(g) Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9.     TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

(a) Restricted Stock Grant Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.

(b) Number of Shares and Payment. Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

(c) Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(d) Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) may be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

(e) Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

(f) Assignment or Transfer of Restricted Stock Grants. Except as provided in Section 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(e) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(e).

SECTION 10.     TERMS AND CONDITIONS OF STOCK UNITS.

(a) Stock Unit Agreement. Each Award of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares and Payment. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units may be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

(e) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f) Assignment or Transfer of Stock Units. Except as provided in Section 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(e) nor shall it preclude a transfer of Stock Units pursuant to Section 4(e).

(g) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(h) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11.     ADJUSTMENTS.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:

(i) the Share limits on Equity Awards specified in Section 5(a);

(ii) the number and kind of securities available for Equity Awards (and which can be issued as ISOs) under Section 5;

(iii) the Share limits on Equity Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);

(iv) the number and kind of securities covered by each outstanding Equity Award;

(v) the Exercise Price under each outstanding SAR and Option; and

(vi) the number and kind of outstanding securities issued under the Plan.

(b) Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant’s Equity Award covers additional or different shares of stock or securities, then such additional or different shares and the Equity Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Equity Award and the Shares subject to the Equity Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12.     EFFECT OF A CHANGE IN CONTROL.

(a) Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 12(a), the Committee may in its discretion provide that all Awards shall vest and become exercisable as of immediately before such Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein for Equity Awards intrinsic value equals the difference between the market value of a Share and any per Share exercise price).

SECTION 13.     LIMITATIONS ON RIGHTS.

(a) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(b) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Equity Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.

(d) Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 14.     TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.

Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Equity Award through a sale of Shares underlying the Equity Award or, in the case of Options, through Net Exercise or Cashless Exercise.

SECTION 15.     DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, is effective on the Adoption Date but is conditioned upon and subject to the approval of the Company’s shareholders. No settlement of Awards or exercise of Options or SARs may occur before the Shareholder Approval Date. If the Company’s shareholders do not approve the Plan on or before the first anniversary of the Adoption Date, then the Plan shall terminate and be null and void and any Awards granted under the Plan shall be then forfeited without consideration (except for repayment of any amounts that Participants had previously paid to the Company to acquire Shares underlying the forfeited Awards). In any event, the Plan shall terminate no later than on the day before the tenth anniversary of the Adoption Date. The Plan may be terminated by the Board on any earlier date pursuant to Section 15(b). This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 16.     EXECUTION.

To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

LIFEVANTAGE CORPORATION

By

Title

LIFEVANTAGE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 10, 2012.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Douglas C. Robinson and Carrie E. McQueen or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the “Company”) that the shareholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Shareholders to be held on January 10, 2012, or at any adjournment or postponement thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. If a signed and dated proxy card is returned without marking any voting selections or without marking a voting selection as to a particular proposal, the shares represented by the proxy card will be voted “FOR” the election of all nine nominees for director and “FOR” each of the other proposals, in each case, to the extent the proxy card does not indicate otherwise.

Please complete, sign, date and mail this proxy form in the accompanying business reply envelope even if you intend to be present at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” EACH OF PROPOSALS 2 AND 3.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on

January 10, 2012: The Proxy Statement and Annual Report to Shareholders are available at http://

http://investor.lifevantage.com/sec.cfm.

☒ Please mark votes as in this example.

1.	To elect the following nine persons (except as marked to the contrary) as directors of the Company until the next annual meeting of shareholders and until their successor is elected and qualified:	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

Mr. Michael A. Beindorff Mr. David W. Brown Mr. C. Mike Lu	Mr. Dave S. Manovich Mr. Garry Mauro Dr. Joe M. McCord	Mr. George E. Metzger Mr. Douglas C. Robinson Mr. Elwood H. Spedden

Instruction: To withhold authority to vote for any nominee, mark “For All Except” and line through or otherwise strike out the name or names of the nominee(s) for which authority to vote is withheld.

2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent registered public accounting firm of the Company for its fiscal year ending June 30, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to the Company’s 2010 Long-Term Incentive Plan to increase the number of shares of the Company’s common stock that are available for issuance under the plan by 3,400,000, from 3,500,000 to 6,900,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	MARK HERE IF YOUR ADDRESS HAS CHANGED AND PROVIDE YOUR NEW ADDRESS IN THE BLANK SPACE TO THE RIGHT.

Please complete, sign, date and mail this proxy in the accompanying envelope even if you intend to be present at the annual meeting. Returning the proxy will not limit your right to vote in person or to attend the annual meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The proxy is revocable at any time prior to its use.

Signature:	Date:

Date:

IMPORTANT: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

THANK YOU FOR VOTING.